Exhibit 10.14

Published CUSIP Number:

CREDIT AGREEMENT

Dated as of April 20, 2011

among

STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P.,

as Borrower,

STAG INDUSTRIAL, INC.,

as a Guarantor,

BANK OF AMERICA, N.A.,

as Administrative Agent, L/C Issuer, and Swing Line Lender

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED

as

Lead Arranger and Sole Bookrunner

Section		Page

SCHEDULES

2.01	Commitments and Applicable Percentages
4.01	Initial Borrowing Base Properties

6.06	Litigation
6.09	Environmental Matters
6.18	Subsidiaries and Other Equity Investments and Equity Interests in Borrower and Each Mortgagor
6.18	Intellectual Property Matters
8.01	Existing Liens

8.13	Indebtedness
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice

A-1	Swing Line Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Borrowing Base Report
F	New York Mortgage

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 20, 2011, among STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Borrower”), STAG INDUSTRIAL, INC., a Maryland corporation and the sole member of the sole general partner of Borrower (“Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.

Definitions and Accounting Terms

1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Appraisal” means an MAI appraisal that is (a) compliant with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all other Laws applicable to Administrative Agent or Lenders, and the Uniform Standards of Professional Appraisal Practice, (b) in form and substance reasonably acceptable to Administrative Agent and Required Lenders, and (c) prepared by an independent appraisal firm selected by Administrative Agent and reasonably acceptable to Required Lenders.

“Acceptable Environmental Report” means, with respect to a Property, either (a) an ASTM E1527-05 compliant Phase I environmental site assessment with respect to such Property stating, among other things, that such Property is free of Recognized Environmental Conditions (as defined in ASTM E1527-05), relating to Hazardous Materials (other than with respect to de minimis conditions as that term is referenced in ASTM E1527-05), or (b) if the presence of Hazardous Materials (other than with respect to de minimis conditions) has been detected, an environmental report, which includes at a minimum, an ASTM E1903-97(2002) compliant Phase II environmental site assessment, indicating the nature and extent of the remediation necessary to address that contamination on such Property and, in each case, by a licensed environmental engineering firm, and of scope and in form and substance reasonably acceptable to Administrative Agent.  All final written reports from such engineering firm shall promptly be made available and communicated to Administrative Agent.

“Acceptable Ground Lease” means a ground lease with respect to an Acceptable Property executed by a Mortgagor, as lessee, that has a remaining lease term (including extension or renewal rights) of at least thirty-five (35) years, calculated as of the date such Acceptable Property is admitted into the Borrowing Base, and that Administrative Agent determines, in its sole discretion, is a financeable ground lease and is otherwise acceptable.

“Acceptable Property” means a Property (a) that is approved by Administrative Agent and Required Lenders, or (b) that is approved by Administrative Agent and meets the following requirements:

(i)            such Property is wholly-owned by, or ground leased pursuant to an Acceptable Ground Lease to, Borrower or a Subsidiary Guarantor free and clear of any Liens (other than Liens permitted by Section 8.01);

(ii)           such Property is a primarily single tenant, industrial, manufacturing, warehouse/distribution and/or office property located within the United States; and

(iii)          if such Property is owned by, or ground leased pursuant to an Acceptable Ground Lease to, a Subsidiary Guarantor, then the Equity Interests of such Subsidiary Guarantor are owned, directly or indirectly by Borrower, free and clear of any Liens other than Liens permitted by Section 8.01.

“Adjusted NOI” means, with respect to any Property for the prior quarter, annualized, an amount equal to (a) the aggregate gross revenues from the operations of such Property during such period, minus (b) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such Property during such period (including real estate taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization and other non-cash expenses and excluding capital expenditures), (ii) a management fee equal to the greater of (A) two percent (2%) of the aggregate net revenues from the operations of such Property during such period and (B) actual management fees paid, and (iii) a replacement reserve of $0.10 per square foot.  Adjusted NOI shall be reduced by the amount of any revenues from the lease of any Property as to which the lease has terminated, the tenant is not in occupancy or Borrower is not recognizing revenue from such tenant in accordance with GAAP, or as to which the lease is set to expire in the next calendar quarter and has not yet been extended, (and for the purposes of calculating the Borrowing Value only, adding back any related expenses from such Property) and increased by annualized projected revenues for the first three months from any new lease which went into effect with the tenant taking occupancy and Borrower is recognizing revenue from such tenant in accordance with GAAP during such prior quarter, or any new lease which is to go into effect with the tenant taking occupancy and paying rent during the current quarter.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Advances” has the meaning specified in Section 10.11(a).

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Administrative Agent may from time to time notify Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders, which, as of the Closing Date, total One Hundred Million Dollars ($100,000,000.00).

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.17.  If the commitment of each Lender to make Loans, the Swing Line Lender to make Swing Line Loans, and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most-recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most-recent Compliance Certificate received by Administrative Agent pursuant to Section 7.02(a):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Letters of Credit	Eurodollar Rate +	Base Rate +
1	< 40%	2.75%	2.75%	1.75%
2	> 40% but < 50%	3.00%	3.00%	2.00%
3	> 50% but <55%	3.25%	3.25%	2.25%
4	> 55%	3.75%	3.75%	2.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of Required Lenders, Pricing Level 4 shall apply as of the first (1st) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.  The Applicable Rate in effect from the Closing Date until adjusted as set forth above shall be set at Pricing Level 2 (based upon the Pro Forma Financial Statements).

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Appraisal Condition” means the receipt by the Administrative Agent of an Acceptable Appraisal of each Borrowing Base Property pursuant to an Appraisal Election by the Borrower.

“Appraisal Election” means the election by the Borrower to have an Acceptable Appraisal performed as to each Borrowing Base Property.

“Appraised Value” means, with respect to any Property as of any date, the appraised value of such Property on an “as-is” basis as set forth in the most-recent Acceptable Appraisal as received by Administrative Agent pursuant to Section 4.08 or Section 4.11(h), as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by Administrative Agent and Borrower.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means after the delivery of the financial statements of Parent required pursuant to Section 7.01(a) for the fiscal year ending December 31, 2011, the most-recent financial statements furnished pursuant to Section 7.01(a).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans, the commitment of the Swing Line Lender to make Swing Line Loans, and of the obligation of L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Available Loan Amount” means, as of any date of determination, the lesser of (a) the Aggregate Commitments, less the Swap Termination Value of any Swap Obligations secured by any Borrowing Base Property, and (b) the Borrowing Base.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Borrowing Base Property.

“Balloon Payments” shall mean with respect to any loan constituting Indebtedness, any required principal payment of such loan which is payable at the maturity of such Indebtedness, provided, however, that the final payment of a fully amortized loan shall not constitute a Balloon Payment.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent (1/2 of 1%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus one percent (1.00%).  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, as of any date of determination, the lesser of (a)  the product of (i) forty percent (40%), increasing to fifty five percent (55%) after satisfaction of the Appraisal Condition, times (ii) the aggregate Borrowing Values of the Borrowing Base Properties, and (b) the Implied Loan Amount.  Notwithstanding the foregoing, the amount of the Borrowing Base attributable to any individual Borrowing Base Property shall not exceed twenty five percent (25%) of the Borrowing Base.

“Borrowing Base Properties” means each Acceptable Property that either (a) is an Initial Borrowing Base Property or (b) becomes a Borrowing Base Property pursuant to Section 4.03, but excluding any Acceptable Properties that have been released from the Borrowing Base pursuant to Section 4.09, and “Borrowing Base Property” means any one of the Borrowing Base Properties.

“Borrowing Base Report” means a report in substantially the form of Exhibit E (or such other form approved by Administrative Agent) certified by a Responsible Officer of Borrower.

“Borrowing Value” means as of any date of determination, (a) prior to the satisfaction of the Appraisal Condition, (i) the aggregate Adjusted NOI for the Borrowing Base Properties divided by (ii) the Capitalization Rate, and (b) at all times after the initial satisfaction of the Appraisal Condition, the aggregate Appraised Value of the Borrowing Base Properties.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located or the State of New York, and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the capitalized amount of obligations under Capital Leases for such Person for such period as determined in accordance with GAAP.

“Capitalization Rate” means nine percent (9.00%), provided that if Borrower elects to exercise its option to extend the Initial Maturity Date to the Extended Maturity Date pursuant to Section 2.14, Required Lenders may (but are not obligated to), on a one-time basis, increase the

Capitalization Rate by up to one half percent (.50%) on the effective date of such extension.  Administrative Agent shall notify Borrower of any increase in the Capitalization Rate within ten (10) Business Days of receipt of the request for extension from Borrower pursuant to Section 2.14.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent, Swing Line Lender, or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or Swing Line Loans or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) Administrative Agent and (b) L/C Issuer or the Swing Line Lender (as applicable).  The term “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Guarantor, Borrower or any of their Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents and other Liens permitted hereunder):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           demand or time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (A) is a Lender or (B) (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)           Investments, classified in accordance with GAAP as current assets of the REIT or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e)           Other liquid or readily marketable investments in an amount not to exceed five percent (5%) of Total Asset Value.

“Casualty” has the meaning specified in Section 7.13(b).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; without limiting the foregoing, Change in Law shall include the Dodd-Frank Act, Public Law 111-203, 12 U.S.C. 5301 et seq., enacted July 21, 2010, as well any and rule or regulation adopted pursuant to the so-called Basel II Accords.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           Parent shall cease to (i) either be the sole general partner of, or wholly own and control the general partner of, Borrower or (ii) own, directly or indirectly, greater than fifty percent (50%) of the Equity Interests of Borrower; or

(d)           Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of any Subsidiary Guarantor that owns a Borrowing Base Property free and clear of any Liens (other than Liens in favor of Administrative Agent) unless Borrower removes the Borrowing Base Property owned by such Subsidiary Guarantor from the Borrowing Base in accordance with Section 4.09.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the Real Estate Collateral, the Personal Property Collateral, the Equity Interest Collateral, and all other property of the Companies on which Liens have been granted to Administrative Agent, for the benefit of the Lenders, to secure the Obligations.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Companies” means, without duplication, Parent and its Consolidated Subsidiaries (including Borrower), and “Company” means any one of the Companies.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result, in lieu, or in anticipation, of the exercise of the right of condemnation or eminent domain of all or any part of any Borrowing Base Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Borrowing Base Property or any part thereof.

“Condemnation Proceeds” has the meaning specified in the definition of Restoration Net Proceeds.

“Consolidated Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate Adjusted NOI with respect to the Borrowing Base Properties for the quarter most-recently ended for which financial statements are available divided by (b) pro forma debt service on an amount equal to Total Outstandings assuming a thirty (30) year amortization and an interest rate equal to the greater of (i) seven and one-half percent (7.5%) per annum, (ii) the sum of (A) the most-recent rate published on such date in the United States Federal Reserve Statistical Release (H.15) for ten (10) year Treasury Constant Maturities plus (B) three percent (3.0%), and (iii) the weighted average interest rate(s) then in effect under this Agreement.

“Consolidated EBITDA” means, for any Person for any period, an amount equal to (a) Consolidated Net Income, plus (b) the sum of the following (without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period): (i) income tax expense; (ii) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness; (iii) depreciation and amortization expense; (iv) amortization of intangibles (including goodwill) and organization costs; (v) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business); (vi) any other non-cash charges, and (vii) all commissions, guaranty fees, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP; minus (c) the sum of the following (to the extent included in the statement of such Consolidated Net Income for such period): (i) interest income (except to the extent deducted in determining such Consolidated Net Income); (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business); (iii) any other non-cash income; and (iv) any cash payments made during such period in respect of items described in clause (b)(v) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income.

“Consolidated Fixed Charges” means, on a consolidated basis, for any Person for any period, the sum (without duplication) of (a) Consolidated Interest Expense, (b) provision for cash income taxes made by such Person on a consolidated basis in respect of such period, (c) scheduled principal amortization payments due during such period on account of Indebtedness of such Person (excluding Balloon Payments), and (d) Restricted Payments paid in cash with respect to preferred Equity Interests of such Person during such period.

“Consolidated Interest Expense” means, for any Person for any period, the total interest expense (including that attributable to Capital Lease Obligations) of such Person for such period with respect to all outstanding Total Funded Debt (including all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).  Consolidated Interest Expenses shall exclude interest rate hedge termination payments or receipts, loan prepayment costs, and upfront loan fees, interest expense covered by an interest reserve established under a loan facility and any interest expense under any construction loan or construction activity that under GAAP is required to be capitalized.

“Consolidated Leverage Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) Consolidated Total Debt, divided by (b) Total Asset Value.

“Consolidated Net Income” means, for any Person for any period, the consolidated net income (or loss) of such Person for such period, determined on a consolidated basis; provided that in calculating Consolidated Net Income of the Parent for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Parent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Company) in which any Company has an ownership interest, except to the extent that any such income is actually received by such Company in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of any Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of Law applicable to such Subsidiary.

“Consolidated Subsidiary” means any Person in which Parent or Borrower has a direct or indirect Equity Interest and whose financial results would be consolidated under GAAP with the financial results of Parent on the consolidated financial statements of Parent.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of all Indebtedness of Parent on such date, determined on a consolidated basis in accordance with GAAP which would be required to be included on the liabilities side of the balance sheet of Parent in accordance with GAAP.

“Construction in Progress” means each Property that is either (a) new ground up construction or (b) under renovation in which (i) greater than thirty percent (30%) of the square footage of such Property is unavailable for occupancy due to renovation and (ii) no rents are being paid on such square footage.  A Property will cease to be classified as “Construction in Progress” on the earlier to occur of (A) the time that such Property has an Occupancy Rate of greater than eighty percent (80%), or (B) one hundred eighty (180) days after completion of construction or renovation of such Property, as applicable.

“Contamination” means the presence of Hazardous Materials in amounts exceeding regulatory action levels.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.

“Customary Recourse Exceptions” means, with respect to any Indebtedness, personal recourse that is limited to fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purposes entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing of Real Property.

“Daily Usage” means, as of any date, the quotient (expressed as a percentage) of (a) the Total Outstandings on such date, divided by (b) the Aggregate Commitments on such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified Borrower, Administrative Agent or any Lender that it will not comply with its funding obligations or has made an express public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by Administrative Agent (based on the reasonable belief that such Lender may not fulfill its funding obligations), to confirm in a manner reasonably satisfactory to Administrative Agent that it will comply with its funding obligations, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt by Administrative Agent of such confirmation, or (d) has, or has a direct or indirect parent company which controls such Lender that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease (other than a real estate lease entered into in the ordinary course of business as part of Property leasing operations) or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith but excluding any arrangement constituting a Lien.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Assessment” has the meaning specified in Section 7.12(b).

“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action at any time instituted or completed pursuant to any applicable Environmental Requirement against any Company or against or with respect to any Real Property or any condition, use, or activity on any Real Property (including any such action against Administrative Agent or any Lender), and any claim at any time made by any Person against any Company or against or with respect to any Real Property or any condition, use, or activity on any Real Property (including any such claim against Administrative Agent or any Lender), relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

“Environmental Damages” means all liabilities (including strict liability), losses, damages (excluding consequential, special, exemplary or punitive damages except to the extent such damages were imposed upon an Indemnitee as a result of any claims made against such Indemnitee by a governmental entity or any other third party), judgments, penalties, fines, costs and expenses (including fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind or character, at law or in equity, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, made, incurred, suffered, brought, or imposed at any time and from time to time, whether before or after the Release Date and arising in whole or in part from:

(a)           the presence of any Hazardous Material on any Borrowing Base Property, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from any Borrowing Base Property, or the migration or release or threatened migration or release of any Hazardous Material to, from or through any Borrowing Base Property, on or before the Release Date; or

(b)           any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean up, transport or disposal of any Hazardous Material which is at any time on or before the Release Date present on any Borrowing Base Property; or

(c)           the breach of any representation, warranty, covenant or agreement contained in this Agreement  relating to the presence of any Hazardous Material on any Borrowing Base Property because of any event or condition occurring or existing on or before the Release Date; or

(d)           any violation on or before the Release Date, of any Environmental Requirement in connection with any Borrowing Base Property in effect on or before the Release Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

(e)           any Environmental Claim, or the filing or imposition of any environmental Lien against any Borrowing Base Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in subparagraphs (a) through (d) preceding;

and regardless of whether any of the foregoing was caused by Borrower, any other Loan Party or their respective tenant or subtenant, or a prior owner of a Borrowing Base Property or its tenant or subtenant, or any third party including (i) injury or damage to any person, property or natural resource occurring on or off of a Borrowing Base Property including the cost of demolition and rebuilding of any improvements on any Real Property; (ii) the investigation or remediation of any such Hazardous Material or violation of Environmental Requirement including the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of Borrowing Base Properties as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (iii) all liability to pay or indemnify any Person or Governmental Authority for costs expended in connection with any of the foregoing; (iv) the investigation and defense of any claim, whether or not such claim is ultimately withdrawn or defeated; and (v) the settlement of any claim or judgment.  “Costs” as used in this definition shall also include any diminution in the value of the security afforded by the Borrowing Base Property or any future reduction of the sales price of any Borrowing Base Property by reason of any matter set forth in Section 7.12 or Section  8.12.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement executed by Borrower and Parent (if required by Administrative Agent), and each Mortgagor, in favor of Administrative Agent and the Lenders.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Requirement” means any Environmental Law, agreement or restriction, as the same now exists or may be changed or amended or come into effect in the future, which pertains to any Hazardous Material or the environment including ground or air or water or noise pollution or contamination, and underground or aboveground tanks.

“Equity Interest Collateral” means (i) one hundred percent (100%) of the Equity Interests in each Mortgagor, (ii) one hundred percent (100%) of the Equity Interests in each Company that owns a direct or indirect interest in a Mortgagor, and (iii) all of the Equity Interest in each other Subsidiary of the Parent or the Borrower owned directly or indirectly by Parent or Borrower, in the case of clauses (ii) and (iii) in which the equity interests may be pledged without violation of any existing or future agreements entered into by a Company.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means the issuance or sale by any Person of any of its Equity Interests or any capital contribution to such Person by the holders of its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042(a)(1) or (2) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or notification that a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  Parent or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (A) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be reasonably designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (B) if such rate is not available at such time for any reason, then the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first (1st) day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (ii) if such published rate is not available at such time for any reason, then the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the

Base Rate Loan being made or maintained and with a term equal to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) any withholding Taxes implied by Section 501 of the Hiring Incentives to Restore Employment Act (HR284), and (e) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 11.13), any withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c).

“Exclusion Event” has the meaning specified in Section 4.10.

“Exclusion Notice” has the meaning specified in Section 4.10

“Extended Maturity Date” means April 20, 2015.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated October 15, 2010, among Borrower, Administrative Agent and the Lead Arranger.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes (including such a Lender when acting in the capacity of L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, Cash Collateralized in accordance with the terms hereof, or cancelled in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds from Operations” means, for any Person for any period, the sum of (a) Consolidated Net Income plus (b) depreciation and amortization expense determined in accordance with GAAP excluding amortization expense attributable to capitalized debt costs; provided that there shall not be included in such calculation (i) any proceeds of any insurance policy other than rental or business interruption insurance received by such Person, (ii) any gain or loss which is classified as “extraordinary” in accordance with GAAP, (iii) any capital gains and taxes on capital gains, (iv) income (or loss) associated with third-party ownership of non-controlling Equity Interests, and (v) gains or losses on the sale of discontinued operations as detailed in the most-recent financial statements delivered pursuant to Section 7.01(a) or (b), as applicable.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, Equity Interests or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee of any guaranteeing person shall be deemed to be the lesser of (y) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (z) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranties, and “Guaranty” means any one of the Guaranties.

“Guarantors” means, collectively, Parent and each Subsidiary Guarantor, and “Guarantor” means any one of the Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Implied Loan Amount” means, as of any date of determination, the amount of hypothetical Indebtedness that would result, on a proforma basis, in a Consolidated Debt Service Coverage Ratio as of such date of determination equal to 2.00 to 1.0, such ratio decreasing to 1.60 to 1.0 after satisfaction of the Appraisal Condition; provided that in calculating such proforma Consolidated Debt Service Coverage Ratio, the Adjusted NOI of any Borrowing Base Property shall not exceed twenty five percent (25%) of the aggregate Adjusted NOI for all Borrowing Base Properties.

“Improvements” means any Mortgagor’s interest in and to all on site improvements to the Borrowing Base Properties, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Borrowing Base Properties and/or in such improvements.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, either (i) not past due for more than one hundred and eighty (180) days or (ii) being contested in good faith by appropriate proceedings diligently conducted);

(d)           Capital Lease Obligations;

(e)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest (excluding perpetual preferred Equity Interests) in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus (without duplication and only to the extent required to be paid) accrued and unpaid dividends;

(f)            all Guarantees of such Person in respect of any of the foregoing;

(g)           all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the lesser of (i) the fair market value of the property subject to such Lien and (ii) the aggregate amount of the obligations so secured; and

(h)           for purposes of Section 9.01(f) only, all obligations of such Person under Swap Contracts.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease Obligations on any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Borrowing Base Properties” means the Acceptable Properties listed on Schedule 4.01, and “Initial Borrowing Base Property” means any one of the Initial Borrowing Base Properties.

“Initial Maturity Date” means April 20, 2014.

“Insurance Proceeds” has the meaning specified in the definition of Restoration Net Proceeds.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, then the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September, and December and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3), six (6) or twelve (12) months (if available to all Lenders) thereafter, as selected by Borrower in its Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IPO” means the initial public offering of Parent’s common Equity Interests (a) pursuant to which Parent has received gross cash proceeds of at least $178,000,000, and (b) resulting in such common Equity Interests being traded on the New York Stock Exchange.

“IP Rights” has the meaning specified in Section 6.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by L/C Issuer and Borrower (or any Subsidiary) or in favor of L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arranger” means Merrill Lynch, Pierce, Fenner and Smith Incorporated, in its capacity as lead arranger and sole bookrunner.

“Lease” means each existing or future lease, sublease (to the extent of any Mortgagor’s rights thereunder), license, or other agreement (other than an Acceptable Ground Lease) under the terms of which any Person has or acquires any right to occupy or use any Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means, as of any date, an amount equal to the greater of (1) Ten Million Dollars or (b) ten percent (10%) of the Aggregate Commitments as of such date.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, the Security Documents, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, the Fee Letter, and the Guaranties.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, Borrower, each Guarantor, and each Pledgor, and “Loan Party” means any one of the Loan Parties.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Major Lease” means each Lease for space in a Borrowing Base Property (or any portion thereof) which is for the greater of (a) in excess of 50,000 square feet, or (b) when aggregated with all other leases in effect at a Borrowing Base Property which have not been approved as provided hereunder by the Administrative Agent after the Closing Date, involves space in excess of twenty five percent (25%) of the total square footage of such Borrowing Base Property.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, or financial condition of the Companies, taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Environmental Event” means, with respect to any Borrowing Base Property, (a) a violation of any Environmental Law with respect to such Borrowing Base Property, or (b) the presence of any Hazardous Materials on, about, or under such Borrowing Base Property that, under or pursuant to any Environmental Law, would require remediation, if in the case of either (a) or (b), such event or circumstance could reasonably be expected to have a Material Property Event.

“Material Property Event” means, with respect to any Borrowing Base Property, the occurrence of any event or circumstance occurring or arising after the date of this Agreement that could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Value of such Borrowing Base Property, or (c) material adverse effect on the ownership of such Borrowing Base Property.

“Material Title Defects” means, with respect to any Borrowing Base Property, defects, Liens (other than Liens for local real estate taxes and similar local governmental charges), and other encumbrances in the nature of easements, servitudes, restrictions, and rights-of-way that would customarily be deemed unacceptable title exceptions for a prudent lender (i.e., a prudent lender would reasonably determine that such exceptions, individually or in the aggregate, materially impair the value or operations of such Borrowing Base Property, would prevent such Borrowing Base Property from being used in the manner in which it is currently being used, or would result in a violation of any Law which would have a material and adverse effect on such Borrowing Base Property); provided that Material Title Defects shall not include any Liens or other encumbrances that existed as of the date of this Agreement and that are reflected in the Title Insurance Commitments or that are listed on Schedule 8.01.

“Maturity Date” means (a) if the Initial Maturity Date is not extended to the Extended Maturity Date pursuant to Section 2.14, then the Initial Maturity Date, and (b) if the Initial Maturity Date is extended to the Extended Maturity Date pursuant to Section 2.14, then the Extended Maturity Date; provided that in each case, if such date is not a Business Day, then the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means each Mortgage (or Deed of Trust or Deed to Secure Debt, as applicable), Security Agreement, Financing Statement, and Assignment of Leases or similarly titled document, each executed by a Mortgagor, to or for the benefit of Administrative Agent, for the benefit of the Lenders, covering the Real Estate Collateral and Personal Property Collateral.

“Mortgagors” means, collectively, each Subsidiary Guarantor executing a Mortgage, and “Mortgagor” means any one of the Mortgagors.

“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including Parent or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Recourse Indebtedness” means, for any Person, any Indebtedness of such Person for the repayment of which neither Parent or Borrower has any personal liability (other than for Customary Recourse Exceptions) or, if such Person is Parent or Borrower, in which recourse of the applicable holder of such Indebtedness for non-payment is limited to such holder’s Liens on a particular asset or group of assets (other than for Customary Recourse Exceptions).  For the avoidance of doubt, if any Indebtedness is partially guaranteed by Parent or Borrower, then the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Indebtedness if it otherwise satisfies the requirements in this definition.

“Note” means a promissory note made by Borrower in favor of each Lender requesting same evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that all references to the “Obligations” in the Subsidiary Guaranty and the Security Documents, and any other Guaranties, security agreements, or pledge agreements delivered to Administrative Agent to Guarantee, or create or evidence Liens securing, the Obligations shall, in addition to the foregoing, include all present and future indebtedness, liabilities, and obligations now or hereafter owed to Administrative Agent, any Lender, or any Affiliate of Administrative Agent or any Lender arising from, by virtue of, or pursuant to any Swap Contract that relates solely to the Obligations.

“Occupancy Rate” means, for any Property, the percentage of the rentable area of such Property occupied by bona fide tenants of such Property or leased by tenants pursuant to bona fide tenant Leases, in each case, which tenants are not more than 60 days past due in the payment of all rent or other similar payments due under such Leases and paying rent.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date, (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swing Line Loans occurring on such date, and (c) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Parent Guaranty” means the Guaranty Agreement executed by Parent in favor of Administrative Agent, for the benefit of the Lenders, in form and substance acceptable to Administrative Agent.

“Parent Share” means a share of common stock, par value $0.01 per share, of the Parent.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Distributions” means (a) for Parent for any fiscal year of Parent, Restricted Payments in an amount not to exceed in the aggregate the greater of (i) ninety-five percent (95%) of Funds from Operations of the Parent, and (ii) the amount of distributions required to be paid by Parent in order for Parent to qualify as a REIT, and (b) for Borrower for any fiscal year of Borrower, Restricted Payments in an amount not to exceed in the aggregate the greater of (i) ninety-five percent (95%) of Funds from Operations of Borrower and its Subsidiaries thereafter, and (ii) the amount of distributions required to be paid by Borrower to Parent in order for Parent to qualify as a REIT.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Property” has the meaning specified in the granting clause of the Mortgages.

“Personal Property Collateral” means the Personal Property of a Mortgagor in which security interests are granted to Administrative Agent, for the benefit of the Lenders, under the Mortgages.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Parent or any ERISA Affiliate or any such Plan to which Parent or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means each Pledge Agreement or similarly titled document, executed by a Pledgor, to or for the benefit of Administrative Agent, for the benefit of the Lenders, covering the Equity Interest Collateral.

“Pledgors” means, collectively, each Person that owns Equity Interests in a (a) Mortgagor and the general partner of each Mortgagor that is a limited partnership, and (b) each other Subsidiary of the Parent or the Borrower in which the equity interests may be pledged without violation of any existing or future agreements entered into by a Company or an Unconsolidated Affiliate, in the case of clause (b) only, except any Subsidiary with respect to which Borrower has notified the Administrative Agent in good faith that Borrower expects to finance, or enter into a joint venture with respect to, a Property (that is not a Borrowing Base Property) owned directly or indirectly by such Subsidiary and anticipates that the related financing or joint venture documentation will prohibit or restrict the ability of Borrower to pledge, or cause to be pledged, the Equity Interests in such Subsidiary, and such financing is consummated within ninety (90) days of such notice or such later date as the Administrative Agent may reasonably approve; “Pledgor” means any one of the Pledgors.

“Pro Forma Financial Statements” has the meaning specified in Section 6.05(c).

“Property” means any Real Property which is owned or ground leased, directly or indirectly, by a Company.

“Property Information” has the meaning specified in Section 4.03.

“Public Lender” has the meaning specified in Section 7.02.

“Real Estate Collateral” means each Borrowing Base Property owned by a Mortgagor that has been pledged or mortgaged to Administrative Agent, for the benefit of the Lenders.

“Real Property” of any Person means all of the right, title, and interest of such Person in and to land, improvements, and fixtures.

“Recourse Indebtedness” ” means Indebtedness that is not Non-Recourse Indebtedness; provided that personal recourse for Customary Recourse Exceptions shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness.

“Register” has the meaning specified in Section 11.06(c).

“REIT” means a “real estate investment trust” in accordance with Section 856 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release Date” means the earlier of: (a) the date on which the Obligations have been paid in full and the Mortgages have been released; and (b) the date on which the Liens of the Mortgages are fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Borrowing Base Properties has been given to and accepted by the purchaser or Administrative Agent free of occupancy and claims to occupancy by the Companies and their respective heirs, devisees, representatives, successors, and assigns; provided that if such payment, performance, release, foreclosure, or conveyance is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice, or otherwise barred by Law from further assertion.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans,  and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in Swing Line Loans and L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restoration” means, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of a Borrowing Base Property, the completion of the repair and restoration of such Borrowing Base Property to a condition no worse than such Borrowing Base Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Administrative Agent, and in accordance with applicable Laws.

“Restoration Net Proceeds” means: (a) the net amount of all insurance proceeds received by Administrative Agent as a result of a Casualty, after deduction of the reasonable costs and expenses (including reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”); or (b) the net amount of the Award as a result of a Condemnation, after deduction of the reasonable costs and expenses (including reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means:

(a)           the Pledge Agreements;

(b)           the Mortgages;

(c)           to the extent required by the Law of the state where a Borrowing Base Property is located, Assignments of Leases and Rents executed by the applicable Mortgagor;

(d)           financing statements to be filed with the appropriate state and/or county offices for the perfection of a security interest in any of the Collateral;

(e)           subordination, non-disturbance and attornment agreements executed by each tenant under a Major Lease; and

(f)            all other agreements, documents, and instruments securing the Obligations or any part thereof, as shall from time to time be executed and delivered by Borrower, Subsidiary Guarantors, or any other Person in favor of Administrative Agent.

“Share” means Borrower’s and Parent’s direct or indirect share of a Consolidated Subsidiary or an Unconsolidated Affiliate as reasonably determined by Borrower based upon Borrower’s and Parent’s economic interest (whether direct or indirect) in such Consolidated Subsidiary or Unconsolidated Affiliate, as of the date of such determination.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantors” means, as of any date, all Subsidiaries of Borrower owning a direct or indirect interest in a Borrowing Base Property, and the general partner of each Subsidiary that is a limited partnership and “Subsidiary Guarantor” means any one of the Subsidiary Guarantors.

“Subsidiary Guaranty” means the Guaranty Agreement executed by each Subsidiary Guarantor in favor of Administrative Agent, for the benefit of the Lenders, in form and substance acceptable to Administrative Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-1..

“Swing Line Sublimit” means an amount equal to the greater of (a) $10,000,000.00 and (b) ten percent (10%) of the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in additional to, the Aggregate Commitments.

“Tangible Net Worth” means, as of any date, (a) Total Asset Value minus (b) the sum of (i) Consolidated Total Debt and (ii) to the extent included in the calculation of Total Asset Value, goodwill and other intangible assets (other than deferred leasing intangibles).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means (a) $20,000,000 with respect to Recourse Indebtedness, (b) $75,000,000 with respect to all Non-Recourse Indebtedness, and (c) $20,000,000 with respect to all other amounts.

“Title Company” means Stewart Title Company or such other title insurance company reasonably acceptable to Administrative Agent.

“Title Insurance Commitments” means the commitments to issue the Title Insurance Policies, issued by the Title Company for each Borrowing Base Property, along with copies of all instruments creating or evidencing exceptions or encumbrances to title.

“Title Insurance Policies” means an ALTA title insurance policy (or a title insurance policy promulgated by the Laws of the state in which the Property is located if an ALTA insurance policy is not available), issued by the Title Company in an amount equal to one hundred percent (100%) of the Borrowing Value of the relevant Property, insuring that the Mortgages constitute a valid lien covering the Property and all Improvements thereon, having the priority required by Administrative Agent and subject only to those exceptions and encumbrances (regardless of rank or priority) Administrative Agent approves, in a form acceptable to Administrative Agent, and as satisfactory to Administrative Agent with all “standard” exceptions which can be deleted, including the exception for matters which a current survey would show, deleted to the fullest extent authorized under applicable title insurance rules, and Borrower shall (or shall cause the applicable Mortgagor to) satisfy all requirements therefor permitted; containing no exception for standby fees or real estate taxes or assessments other than those for the year in which the closing occurs to the extent the same are not then due and payable and endorsed “not yet due and payable” and for subsequent years; providing full coverage against mechanics’ and materialmens’ liens to the extent authorized under applicable title insurance rules, and Borrower shall (or shall cause the applicable Mortgagor to) satisfy all requirements therefor; insuring that no restrictive covenants shown in the Title Insurance Policy have been violated, and that no violation of the restrictions will result in a reversion or forfeiture of title; insuring all appurtenant easements; insuring that fee simple indefeasible or marketable (as coverage is available) fee simple (or, for ground leasehold, valid leasehold) title to the Property and Improvements is vested in Borrower; containing such affirmative coverage and endorsements as Administrative Agent may require and are available under applicable title insurance rules (excluding, for the avoidance of doubt, creditor’s rights or similar endorsements), and Borrower shall (or shall cause the applicable Mortgagor to) satisfy all requirements therefor; insuring any easements, leasehold estates or other matters appurtenant to or benefiting the Property and/or the Improvements as part of the insured estate; insuring the right of access to the Property to the extent authorized under applicable title insurance rules, and Borrower shall (or shall cause the applicable Mortgagor to) satisfy all requirements therefor; containing provisions acceptable to Administrative Agent regarding advances and/or re-advances of Loan funds after closing, and “Title Insurance Policy” means any one of the Title Insurance Policies.  Borrower and Borrower’s counsel shall not have any interest, direct or indirect, in the Title Company (or its agent) or any portion of the premium paid for the Title Insurance Policies.

“Total Asset Value” means, for the Companies, on a consolidated basis, as on any date, the sum of (a) an amount equal to (i) aggregate Adjusted NOI (excluding, for the purposes of this definition, any adjustments set forth in the last sentence of the definition of Adjusted NOI) with respect to all Properties (without duplication from the assets in clauses (b) through (g) below) for the fiscal quarter most recently ended, annualized divided by (ii) the Capitalization Rate, plus (b) the acquisition cost of each Property acquired during the fiscal quarter most recently ended solely for the purposes of determination for such quarter, plus (c) the acquisition cost of Construction in Progress and the costs of improvements thereon and renovations thereof, plus (d) cash and cash equivalents on such date, plus  (d) the Companies Share of the foregoing items and components attributable to Unconsolidated Affiliates, plus (f) an amount equal to the book value (adjusted in accordance with

GAAP to reflect any default or other impairment of such loan) of mortgage loans, construction loans, capital improvement loans, and other loans, in each case owned by a Company, plus (g) fifty percent (50%) of the book value of any undeveloped land.

“Total Funded Debt” means, as of any date, Consolidated Total Debt excluding intra-company Indebtedness, deferred income taxes, security deposits, accounts payable and accrued liabilities, and any prepaid rents, in each case determined in accordance with GAAP.

“Total Outstandings” means, as of any date, the aggregate Outstanding Amount of all Loans, Swing Line Loans, and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unconsolidated Affiliate” means any Person in which a Company has an Equity Interest and whose financial results would not be consolidated under GAAP with the financial results of Parent on the consolidated financial statements of Parent.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Rate” means the following percentages per annum based upon the Daily Usage as set forth below:

Daily Usage	Unused Rate
<50%	0.50%
>50%	0.35%

1.02         Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Pro Forma Financial Statements or the Audited Financial Statements, as applicable, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Companies or to the determination of any amount for the Companies on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein, provided further that for all purposes in calculating consolidated covenants hereunder the Parent shall be deemed to own one hundred percent (100%) of the equity interests in the Borrower.

1.04         Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06         Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the undrawn amount of such Letter of Credit at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall, for purposes of determining the Total Outstandings, be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Article II.

The Commitments and Credit Extensions

2.01         Committed Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that after giving effect to any Committed Borrowing, (a) the Total Outstandings shall not exceed the Available Loan Amount, and (b) the aggregate Outstanding Amount of the Committed Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment and the Available Loan Amount, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02         Borrowings, Conversions and Continuations of Loans.

(a)           Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone.  Each such notice must be received by Administrative Agent not later than 10:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Loan in a Committed Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then (I) so long as no Event of Default exists, the applicable Committed Loans shall be made as, or continued to, a Eurodollar Rate Loan of the same Type and with an Interest Period of one (1) month and (II) if an Event of Default exists, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  If Borrower requests a Committed Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, then it will be deemed to have specified an Interest Period of one (1) month.

(b)           Following receipt of a Committed Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic continuation described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Committed Borrowing is the initial Credit Extension, Section 5.01), Administrative Agent shall make all funds so received available to Borrower by 1:00 p.m. in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of Required Lenders.

(d)           Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to Committed Loans.

2.03         Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Available Loan Amount, (y) the aggregate Outstanding Amount of the Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.03(b)(iii), the initial stated expiry date of the requested Letter of Credit (notwithstanding “evergreen” renewal provisions) would occur more than twelve (12) months after the date of issuance or last extension, unless Required Lenders have approved such expiry date; or

(B)           the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) all the Lenders have approved such expiry date, or (2) the Borrower agrees to deliver to the Administrative Agent no later than sixty (60) days prior to the Letter of Credit Expiration Date Cash Collateral in an amount equal to the undrawn amount of such Letter of Credit, with the Borrower hereby irrevocably requesting a Committed Borrowing of a Base Rate Loan to fund such Cash Collateral payment in the event the Borrower does not deliver such Cash Collateral to the Administrative Agent on the due date thereof.

(iii)          L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing the Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

(B)           the issuance of the Letter of Credit would violate one or more policies of L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by Administrative Agent and L/C Issuer, the Letter of Credit is in an initial stated amount less than $25,000;

(D)          the Letter of Credit is to be denominated in a currency other than Dollars;

(E)           any Lender is at that time a Defaulting Lender, unless such Lender or Borrower delivers Cash Collateral or enters into other arrangements with L/C Issuer satisfactory to L/C Issuer (in its sole discretion) to eliminate L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)           the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)          L/C Issuer shall not amend any Letter of Credit if L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)           L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)          L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article X with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term

“Administrative Agent” as used in Article X included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such Letter of Credit Application must be received by L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as Administrative Agent and L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) the purpose and nature of the requested Letter of Credit.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as L/C Issuer may require.  Additionally, Borrower shall furnish to L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, L/C Issuer will provide Administrative Agent with a copy thereof.  Unless L/C Issuer has received written notice from any Lender, Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If Borrower so requests in any applicable Letter of Credit Application, then L/C Issuer shall agree, unless L/C Issuer provides a good faith explanation to the Borrower why it cannot so issue such Letter of Credit, to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date, or such later date (but no later than twelve (12) months after the Letter of Credit Expiration Date) if (1) all the Lenders have approved such expiry date, or (2) the Borrower agrees to deliver to the Administrative Agent no later than sixty (60) days prior to the Letter of Credit Expiration Date Cash Collateral in an amount equal to the undrawn amount of such Letter of Credit, with the Borrower hereby irrevocably requesting a Committed Borrowing of a Base Rate Loan to fund such Cash Collateral payment in the event the Borrower does not deliver such Cash Collateral to the Administrative Agent on the due date thereof; provided that L/C Issuer shall not permit any such extension if (A) L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from Administrative Agent that Required Lenders have elected not to permit such extension, (2) from Borrower that Borrower has elected not to permit such extension, or (3) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall exercise commercially reasonable efforts to notify Borrower and Administrative Agent thereof within two (2) Business Days after receipt of such notice and of the date required for payment of such drawing under such Letter of Credit.  Not later than 11:00 a.m. on the date of any payment by L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing.  If Borrower fails to so reimburse

L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice).  Any notice given by L/C Issuer or Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  If such Base Rate Loans are so disbursed to pay an Unreimbursed Amount, then no Default or Event of Default shall be deemed to have occurred.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of L/C Issuer at Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount.  Administrative Agent shall remit the funds so received to L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of L/C Issuer.

(v)           Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.

(ii)           If any payment received by Administrative Agent for the account of L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of L/C Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will promptly, and in any event within three (3) Business Days, notify L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee or any other Person at law or under any other agreement.  None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Applicability of ISP.  Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(h)           Letter of Credit Fees.  Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee (other than the fees attributable to L/C Obligations for which Borrower has provided Cash Collateral), if any, payable to L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the tenth (10th) Business Day after the end of each March, June, September and December, commencing with the first (1st) such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  Borrower shall pay directly to L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate per annum equal to one eighth of one percent (0.125%), computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth (10th) Business Day after the end of each March, June, September and December in respect of the most-recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first (1st) such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, Borrower shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(j)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)           Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04         Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.04, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $25,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate

Committed Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)           Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by Borrower, then Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.17, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $25,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason the Total Outstandings at any time exceed the Available Loan Amount, then Borrower shall, within five (5) Business Days, prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Available Loan Amount; provided, however, that in the event the Total Outstandings exceed the Available Loan Amount as a result of the initial completion of Appraisal Condition, the Borrower shall have a period of sixty (60) days from the date such Appraisal Condition is satisfied in order to comply with the requirements of this Section 2.05(c).

2.06         Termination or Reduction of Commitments.

(a)           Voluntary.  Borrower may, upon notice to Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. three (3) Business Days (or such shorter period agreed to by Administrative Agent in writing) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Available Loan Amount, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, then such Sublimit shall be automatically reduced by the amount of such excess.  Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07         Repayment of Loans.

(a)           Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)           The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date that is ten (10) Business Days after such Loan is made and (ii) the Maturity Date.

2.08         Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable

Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)

(i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03, Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an unused fee equal to the Unused Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17.  The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the tenth (10th) Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The unused fee shall be calculated quarterly in arrears.

2.10         Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of Parent or for any other reason, then Parent, Borrower, Administrative Agent, or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Parent and Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, then Borrower shall be obligated to pay to Administrative Agent for the account of the applicable Lenders or L/C Issuer, as the case may be, within three (3) Business Days after demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent, any Lender or L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of Administrative Agent, any Lender or L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article IX.  Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11         Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business.  The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein.  Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  If and to the extent Administrative Agent shall not make such payments to a Lender when due as set forth in the preceding sentence, then such unpaid amounts shall accrue interest, payable by Administrative Agent, at the Federal Funds Rate from the due date until (but not including) the date on which Administrative Agent makes such payments to such Lender.  All payments received by Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           Clawback.

(i)            Funding by Lenders; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Committed Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by

Borrower, the interest rate applicable to Base Rate Loans.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, then Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Committed Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or L/C Issuer, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, within one (1) Business Day.  If and to the extent Administrative Agent shall not return such funds to a Lender when due as set forth in the preceding sentence, then such unpaid amounts shall accrue interest, payable by Administrative Agent, at the Federal Funds Rate from the due date until (but not including) the date on which Administrative Agent returns such funds to such Lender.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, then Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Swing Line Loans and/or in Letters of Credit and to make payments pursuant to Section 11.04(d) are several and not joint.  The failure of any Lender to make any Loan, to fund any participation or to make any payment under Section 11.04(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(d).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13         Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in Swing Line Loans or L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in Swing Line Loans or L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price immediately restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in Swing Line Loans or L/C Obligations to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14         Extension of Maturity Date.

(a)           Request for Extension.  Parent and Borrower may, by written notice to Administrative Agent (who shall promptly notify the Lenders) not earlier than ninety (90) days and not later than sixty (60) days prior to the Initial Maturity Date, request that the Initial Maturity Date be extended to the Extended Maturity Date.

(b)           Effectiveness of Extension.  If so extended, then the Initial Maturity Date shall be extended to the Extended Maturity Date, effective as of the Initial Maturity Date or such earlier date that Administrative Agent shall have determined that the Borrower shall have met the conditions set forth herein, (the “Extension Effective Date”) subject further to the Borrower’s continued satisfaction of such conditions as of the Initial Maturity Date as set forth below.  Administrative Agent, Parent, and Borrower shall promptly confirm to the Lenders such extension.  As a condition precedent to such extension, (i) Parent and Borrower shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Extension Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of each Loan Party (A) providing evidence satisfactory to Administrative Agent that each Loan Party has taken all necessary action to authorize such extension and (B) in the case of Parent and Borrower, certifying that, before and after giving effect to such extension, (I) the representations and warranties contained in the Loan Documents are true and correct in all material respects on and as of the Extension Effective Date and (as applicable) the Initial Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Section 6.05(b) shall be deemed to refer to the most-recent statements furnished pursuant to Section 7.01(b), and (II) no Default exists before or after giving effect to such extension, with compliance with the covenants set forth in Section 8.14 being tested as of the quarter ending June 30, 2013; (ii) if the Appraisal Condition has been satisfied, pursuant to Section 4.08(a), Administrative Agent shall have received a new Acceptable Appraisal of each Borrowing Base Property, and (iii) Borrower shall have paid to Administrative Agent, for the account of each Lender, an extension fee in an amount equal to thirty-five basis points (0.35%) times such Lender’s Commitment.

(c)           Conflicting Provisions.  This Section shall supersede any provisions in Section 11.01 to the contrary.

2.15         Increase in Commitments.

(a)           Election to Increase.  Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify the Lenders), Parent and Borrower may from time to time, elect an increase in the Aggregate Commitments to an amount not exceeding $200,000,000 (less the amount of any permanent reductions in the Aggregate Commitments pursuant to Section 2.06) either by designating another bank or financial institution not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent, the L/C Issuer and the Swing Line Lender, which consents will not be unreasonably withheld) and/or by agreeing with an existing Lender or Lenders that such Lender’s Commitment shall be increased; provided that (i) any such election for an increase shall be in a minimum amount of $10,000,000, and (ii) Parent and Borrower may make a maximum of three (3) such requests.  Upon execution and delivery by the Borrower and such Lender or other bank or financial institution of an instrument in form and substance reasonably satisfactory to the Administrative Agent to effect such increase, including, as required, a new or amended Note, such existing Lender shall have a Commitment as therein set forth or such bank or financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder.

(b)           Effective Date.  If the Aggregate Commitments are increased in accordance with this Section 2.15, then Administrative Agent, Parent, and Borrower shall determine the effective date (the “Increase Effective Date”).  Administrative Agent shall promptly notify Parent, Borrower, and the Lenders of the Increase Effective Date.

(c)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, Parent and Borrower shall deliver to Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of Parent or Borrower (on behalf of each Loan Party) (i) certifying and attaching the resolutions adopted by such Parent and Borrower (on behalf of each Loan Party) approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 6.05(b) shall be deemed to refer to the most-recent statements furnished pursuant to Section 7.01(b), and (B) no Default exists.  Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section 2.15.

(d)           Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16         Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of Administrative Agent or L/C Issuer if (i) L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, within five (5) Business Days of the request of Administrative Agent, the Swing Line Lender or L/C Issuer, Borrower shall deliver to Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv), Section 11.13, and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest-bearing deposit accounts at Bank of America.  Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrower or the relevant Defaulting Lender will, within five (5) Business Days after demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and L/C Issuer or the Swing Line Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17         Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be reasonably determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to L/C Issuer or Swing Line Lender hereunder; third, if so determined by Administrative Agent or requested by L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in an interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, Swing Line Lender, or L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Swing Line Lender, or L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any unused fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender and the Borrower shall (A) except to the extent Borrower has provided Cash Collateral with respect to such Defaulting Lender’s Fronting Exposure, be required to pay to the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender, and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, or Swing Line Loans pursuant to Section 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b)           Defaulting Lender Cure.  If Borrower, Administrative Agent, Swing Line Lender, and L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit or Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18         Guaranties.  Pursuant to the Parent Guaranty, Parent shall unconditionally Guarantee in favor of Administrative Agent and Lenders the full payment and performance of the Obligations.  Pursuant to the Subsidiary Guaranty or an addendum thereto in the form attached to the Subsidiary Guaranty, Parent and Borrower shall cause each Subsidiary Guarantor to execute a Subsidiary Guaranty unconditionally guarantying in favor of Administrative Agent and Lenders the full payment and performance of the Obligations.

Article III.

Taxes, Yield Protection and Illegality

3.01         Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require Borrower or Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by Borrower or Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If Borrower or Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Administrative Agent or Borrower, as applicable, shall withhold or make such deductions as are determined by Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Administrative Agent or Borrower, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.

(i)            Without limiting the provisions of subsection (a) or (b) above, Borrower shall, and does hereby, indemnify Administrative Agent, each Lender and L/C Issuer, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by Borrower or Administrative Agent or paid by Administrative Agent, such Lender or L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Borrower shall also, and does hereby, indemnify Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to Borrower by a Lender or L/C Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and L/C Issuer shall, and does hereby, indemnify Borrower and Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Borrower or Administrative Agent) incurred by or asserted against Borrower or Administrative Agent by any Governmental Authority as a result of the failure by such Lender or L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or L/C Issuer, as the case may be, to Borrower or Administrative Agent pursuant to subsection (e).  Each Lender and L/C Issuer hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by Borrower or by Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)            Each Lender shall deliver to Borrower and to Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower and Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1)           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)           executed originals of Internal Revenue Service Form W-8ECI,

(3)           executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(5)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(iii)          Each Lender shall promptly (A) notify Borrower and Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrower or Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be.  If Administrative Agent, any Lender or L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Administrative Agent, such Lender or L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender or L/C Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or L/C Issuer in the event Administrative Agent, such Lender or L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Administrative Agent, any Lender or L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02         Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03         Inability to Determine Rates.  If Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Administrative Agent will promptly so notify Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04         Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or L/C Issuer;

(ii)           subject any Lender or L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer); or

(iii)          impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, then Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such

Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-(9-)month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that  Borrower shall have received at least ten (10) days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05         Compensation for Losses.  Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits and including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender, L/C Issuer, or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or L/C Issuer, as the case may be.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then Borrower may replace such Lender in accordance with Section 11.13.

3.07         Survival.  All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

Article IV.

Borrowing Base

4.01         Initial Borrowing Base.  As of the Closing Date, the Borrowing Base shall consist of the Initial Borrowing Base Properties.

4.02         Changes in Borrowing Base Calculation.  Each change in the Borrowing Base shall be effective upon receipt of a new Borrowing Base Report pursuant to Section 7.02(b); provided that any increase in the Borrowing Base reflected in such Borrowing Base Report shall not become effective until (a) the first (1st) Business Day following admission of any new Borrowing Base Property, and (b) the fifth (5th) Business Day following delivery of the new Borrowing Base Report in all other instances, and provided, further, that any change in the Borrowing Base as a result of the receipt of a new Acceptable Appraisal pursuant to Section 4.08 shall be effective upon the date that Administrative Agent and Required Lenders approve such Acceptable Appraisal, and any change in the Borrowing Base as a result of the admission of an Acceptable Property into the Borrowing Base pursuant to Section 4.03 shall be effective upon the date that such Acceptable Property is admitted into the Borrowing Base.

4.03         Requests for Admission into Borrowing Base.  Borrower shall provide Administrative Agent with a written request for an Acceptable Property to be admitted into the Borrowing Base.  Such request shall be accompanied by the following information regarding such Acceptable Property (the “Property Information”) including the following, in each case reasonably acceptable to Administrative Agent: (a) a general description of such Acceptable Property’s location, market, and amenities; (b) a property description; (c) if such Acceptable Property was or will be acquired within three (3) months prior to admission into the Borrowing Base, purchase information (including any contracts of sale and closing statements); (d) cash flow projections for the next three (3) years and operating statements for at least the previous three (3) years or since opening or acquisition if open or acquired for less than three (3) years; (e) copies of all zoning reports, property condition reports, quality assurance reports, and inspection reports; (f) a copy of the most-recent appraisal, if any, obtained by Borrower; (g) UCC searches related to the applicable Mortgagor and the owners of the Equity Interests of such Mortgagor; (h) the documents and information with respect to such Acceptable Property listed in Section 4.11; (i) an Acceptable Environmental Report; (j) a Borrowing Base Report setting forth in reasonable detail the calculations required to establish the amount of the Borrowing Base (subject to the receipt of an Acceptable Appraisal if the Appraisal Condition has been satisfied) with such Acceptable Property included in the Borrowing Base; (k) a Compliance Certificate setting forth in reasonable detail the calculations required to show that the Parent and Borrower will be in compliance with the terms of this Agreement with the inclusion of such Acceptable Property included the calculation of the Borrowing Base; and (l) such other customary information reasonably requested by Administrative Agent as shall be necessary in order for Administrative Agent to determine whether such Acceptable Property is eligible to be a Borrowing Base Property.

4.04         Eligibility.  In order for an Acceptable Property to be eligible for inclusion in the Borrowing Base, such Acceptable Property shall satisfy the following unless otherwise approved by the Required Lenders:

(a)           all Property Information with respect to such Acceptable Property shall be reasonably acceptable to Administrative Agent;

(b)           no Material Title Defect with respect to such Acceptable Property shall exist;

(c)           such Acceptable Property shall have reasonably satisfactory access to public utilities;

(d)           the admission of such Acceptable Property into the Borrowing Base shall not breach any obligation of the Borrower under any Contractual Obligation;

(e)                                  the Acceptable Environmental Report with respect to such Acceptable Property shall not reveal any Material Environmental Event;

(f)                                    such Acceptable Property shall have an Occupancy Rate of at least eighty percent (80%); and

(g)                                 the property condition report with respect to such Acceptable Property shall not reveal any material defects.

4.05                           Approval of Borrowing Base Properties.  Each Acceptable Property shall be subject to Administrative Agent’s approval for admission into the Borrowing Base; provided that if the Borrowing Value of such Acceptable Property exceeds twenty five percent (25%) of the Borrowing Base after giving effect to the admission of such Acceptable Property into the Borrowing Base, then the amount of the Borrowing Base attributable to such Borrowing Base Property shall not exceed twenty five percent (25%) of the Borrowing Base without the prior written approval of Required Lenders.  Administrative Agent hereby approves all Initial Borrowing Base Properties for admission into the Borrowing Base.

4.06                           Liens on Borrowing Base Properties.  An Acceptable Property shall not be admitted into the Borrowing Base until: (a) the applicable Mortgagor shall have executed and delivered (or caused to be executed and delivered) to Administrative Agent, for the benefit of the Lenders, the Subsidiary Guaranty and Security Documents covering such Acceptable Property, with the Mortgage being duly recorded or filed (as applicable) or subject to an customary escrow agreement satisfactory to the Administrative Agent with respect to such recording; (b) the applicable Pledgors shall have executed and delivered (or caused to be executed and delivered) a Pledge Agreement covering the Equity Interests with respect to the applicable Mortgagor and such Mortgagor’s general partner, if such Mortgagor is a limited partnership; (c) Administrative Agent shall have a perfected, first priority Lien on such Acceptable Property (subject to Liens permitted under Section 8.01), for the benefit of the Lenders and such Mortgagor shall have caused to be delivered to Administrative Agent Title Insurance Policies covering such Acceptable Property; and (d) Borrower and the applicable Mortgagor shall have delivered to Administrative Agent all of the Property Information listed in Section 4.11.

4.07                           Notice of Admission of New Borrowing Base Properties.  If, after the date of this Agreement, an Acceptable Property meets all the requirements to be included in the Borrowing Base set forth in this Article IV, then Administrative Agent shall notify Borrower and Lenders in writing (a) that such Acceptable Property is admitted into the Borrowing Base, and (b) of any changes to the Borrowing Base as a result of the admission of such Acceptable Property into the Borrowing Base.

4.08                           Appraisal Election.

(a)                                  Provided no Default or Event of Default shall then be in existence, the Borrower may, at its option, exercise the Appraisal Election (which shall be a one time election) by giving written notice to the Administrative Agent to obtain Acceptable Appraisals for each Borrowing Base Property.  Once the Appraisal Condition has been satisfied, Administrative Agent will be entitled to obtain, and shall obtain at the request of the Required Lenders, at Borrower’s expense, a new Acceptable Appraisal for any Borrowing Base Property whose most-recent Acceptable Appraisal is more than eighteen (18) months old; provided that in addition to the foregoing, Administrative Agent will be entitled to obtain, and at the request of Required Lenders shall obtain, at Borrower’s expense, additional Acceptable Appraisals of any Borrowing Base Property or any part thereof if (i) an Event of Default has occurred and is continuing at the time Administrative Agent orders such Acceptable Appraisal, (ii) Borrower has exercised the option to extend the Maturity Date pursuant to Section 2.14, or (iii) an appraisal is required under applicable Law.

(b)                                 After the Appraisal Condition has been satisfied, Borrower may at its option request that Administrative Agent obtain, at Borrower’s expense, an Acceptable Appraisal of any Borrowing Base Property or any part thereof, and Administrative Agent shall notify Borrower and Lenders in writing of any changes to the Borrowing Base as a result of the receipt of such Acceptable Appraisal.

4.09                           Release of Borrowing Base Property.  Upon the written request of Borrower, Administrative Agent shall release a Borrowing Base Property from the Borrowing Base and any and all Liens in such Borrowing Base Property and, where appropriate, in the Equity Interests of the applicable Mortgagor or individually related to such Mortgagor granted pursuant to the Security Documents and, where appropriate, release such Mortgagor from the Subsidiary Guaranty; provided that no Default exists before and after giving effect thereto (other than Defaults solely with respect to such Borrowing Base Property that would no longer exist after giving effect to the release of such Borrowing Base Property from the Borrowing Base); provided, further, that Administrative Agent shall have no obligation to release any such Liens or obligations without a Borrowing Base Report setting forth in reasonable detail the calculations required to establish the amount of the Borrowing Base without such Borrowing Base Property and a Compliance Certificate setting forth in reasonable detail the calculations required to show that Parent and Borrower are in compliance with the terms of this Agreement without the inclusion of such Borrowing Base Property in the calculation of the Borrowing Base and the various financial covenants set forth herein, in each case as of the date of such release and after giving effect to any such release.  In addition, to the extent the Administrative Agent has received a Subsidiary Guaranty and/or Equity Interest collateral with respect to any Company or Property which does not own, directly or indirectly, a Borrowing Base Property, provided no Default is then in existence, the Administrative Agent will release such Subsidiary Guaranty and/or Equity Interest collateral upon the request of the Borrower in connection with any sale or financing not prohibited under this Agreement or the creation of any joint venture Investment not prohibited hereunder.

4.10                           Exclusion Events.  Each of the following events shall be an “Exclusion Event” with respect to a Borrowing Base Property:

(a)                                  such Borrowing Base Property suffers a Material Environmental Event after the date of this Agreement which the Administrative Agent determines, acting reasonably and in good faith, materially impairs the Borrowing Value or marketability of such Borrowing Base Property;

(b)                                 Administrative Agent determines that such Borrowing Base Property has suffered a Material Property Event after the date such Property was admitted into the Borrowing Base (or in the case of an uninsured Casualty, in respect of such Borrowing Base Property, is reasonably likely to become a Material Property Event) which the Administrative Agent determines, acting reasonably and in good faith, materially impairs the Borrowing Value or marketability of such Borrowing Base Property;

(c)                                  the applicable Mortgagor of such Borrowing Base Property enters into any Lease that does not comply with the Loan Documents;

(d)                                 a Lien for the performance of work or the supply of materials which is established against such Borrowing Base Property, or any stop notice served on the owner of such Borrowing Base Property, Administrative Agent or a Lender, remains unsatisfied or unbonded for a period of thirty (30) days after the date of filing or service and such Lien has priority over any Loan previously or thereafter made under this Agreement;

(e)                                  (i) any default by any Mortgagor, as tenant under any applicable Acceptable Ground Lease, in the observance or performance of any material term, covenant, or condition of any applicable Acceptable Ground Lease on the part of such Mortgagor to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or (ii)  the leasehold estate created by any applicable Acceptable Ground Lease shall be surrendered or (iii)  any applicable Acceptable Ground Lease shall cease to be in full force and effect or (iv) any applicable Acceptable Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or any of the material terms, covenants or conditions of any applicable Acceptable Ground Lease shall be modified, changed, supplemented, altered, or amended in any manner not otherwise permitted hereunder without the consent of Administrative Agent; and

(f)                                    To the best of the Loan Parties’ knowledge, the Improvements have not been damaged (ordinary wear and tear excepted) and not repaired and are not the subject of any pending or, to any Loan Party’s knowledge, threatened Condemnation or adverse zoning proceeding, except as could not reasonably be expected to cause a Material Property Event.

After the occurrence of any Exclusion Event, Administrative Agent, at the direction of Required Lenders in their sole discretion, shall have the right at any time and from time to time to notify Borrower (the “Exclusion Notice”) that, effective ten (10) Business Days after the giving of such notice and for so long as such circumstance exists, such Property shall no longer be considered a Borrowing Base Property for purposes of determining the Borrowing Base.  Borrowing Base Properties which have been subject to an Exclusion Event may, at Borrower’s request, be released from the Borrowing Base; provided that such release shall be subject to the conditions for release set forth in Section 4.09.

If Administrative Agent delivers an Exclusion Notice and such Exclusion Event no longer exists, then Borrower may give Administrative Agent written notice thereof (together with reasonably detailed evidence of the cure of such condition) and such Borrowing Base Property shall, effective with the delivery by Borrower of the next Borrowing Base Report, be considered a Borrowing Base Property for purposes of calculating the Borrowing Base as long as such Borrowing Base Property meets all the requirements to be included in the Borrowing Base set forth in this Article IV.  Any Property that is excluded from the Borrowing Base pursuant to this Section 4.10 may subsequently be reinstated as a Borrowing Base Property, even if an Exclusion Event exists, upon such terms and conditions as Required Lenders may approve.

Upon the occurrence of an Default under Section 8.10(a), the Borrower shall have the right to elect, upon written notice to the Administrative Agent, that the Lenders designate one or more Borrowing Base Properties to be excluded as Borrowing Base Properties (with the Borrowing Base being correspondingly adjusted) in order to effect compliance with Section 8.10(a), with the Borrower thereafter having the right to elect to have any such Borrowing Base Property thereafter included in the Borrowing Base, provided no Exclusion Event shall exist at such time with respect to such Borrowing Base Property.

4.11                           Documentation Required with Respect to Borrowing Base Properties.  Borrower shall deliver, or shall cause the applicable Mortgagor to deliver, each of the following with respect to each Acceptable Property to be admitted to the Borrowing Base:

(a)                                  unless otherwise agreed or approved by Administrative Agent: (i) two (2) prints of an original survey of each Borrowing Base Property and improvements thereon, as is satisfactory to Administrative Agent and the Title Company; and (ii) a flood insurance policy in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law and the Flood Disaster Protection Act of 1973, or evidence satisfactory to Administrative Agent that such Acceptable Property is not located in a flood hazard area;

(b)                                 (i) true and correct copies of each Major Lease and any Guarantees thereof and (ii) estoppel certificates and subordination and attornment agreements (including nondisturbance agreements if and to the extent agreed by Administrative Agent in its discretion) (“SNDA’s”, with SNDA’s as to the Initial Borrowing Base Properties being delivered within ninety (90) days of the Closing Date), with respect to each Major Lease, in form and content reasonably satisfactory to Administrative Agent, from the tenants and subtenants as Administrative Agent may reasonably require (provided that the form of existing SNDA’s will be reviewed by Administrative Agent prior to the admission of such Acceptable Property into the Borrowing Base and such SNDA’s will be deemed acceptable to Administrative Agent if such SNDA’s are reasonably satisfactory to Administrative Agent);

(c)                                  (i) evidence satisfactory to Administrative Agent that no portion of the Improvements of such Acceptable Property are located within “wetlands” under any applicable Law (unless all necessary approvals and permits have been obtained and remain in full force and effect) and (ii) an Acceptable Environmental Report for such Acceptable Property addressed to Administrative Agent (or subject to a reliance letter reasonably satisfactory to Administrative Agent), made within one hundred and eighty (180) days (or such longer period as may be approved by the Required Lenders) prior to the date such Acceptable Property is admitted to the Borrowing Base, showing that such Acceptable Property is in compliance with Environmental Requirements;

(d)                                 evidence that all applicable zoning ordinances, restrictive covenants, and Laws affecting such Acceptable Property (i) permit the use for which such Acceptable Property is intended and (ii) have been or will be complied with without the existence of any variance, non-complying use, nonconforming use (other than a legally non-conforming use) or other special exception or if a variance, permit or special exception is required, such has been obtained and remains in full force and effect;

(e)                                  (i) executed, acknowledged, and/or sworn to, as required, counterparts of the Mortgages shall have been delivered to the Title Company and released for recordation in the official records of the city or county in which such Acceptable Property is located, with the Administrative Agent agreeing that the principal amount secured by any Mortgage recorded in a jurisdiction with a material mortgage or similar tax shall be limited to one hundred ten percent (110%) of the Borrowing Value of such Acceptable Property, and (ii) UCC-1 financing statements which shall have been furnished for filing in all filing offices that Administrative Agent may reasonably require;

(f)                                    a pro forma Title Insurance Policy in the amounts set forth in the definition of Title Insurance Policies or a commitment to issue such Title Insurance Policy from the Title Company (Borrower and Borrower’s counsel shall not have any interest, direct or indirect, in the Title Company (or its agent) or any portion of the premium paid for the Title Insurance Policy);

(g)                                 (i) if reasonably requested by Administrative Agent as a result of any pending material work conducted on such Acceptable Property, evidence that no contractor’s, supplier’s, mechanic’s or materialman’s Lien claim or notice, lis pendens, judgment, or other claim or encumbrance against such Acceptable Property has been filed for record in the county where such Acceptable Property is located or in any other public record which by Law provides notice of claims or encumbrances regarding such Acceptable Property (unless otherwise permitted under Section 8.01); (ii)a certificate or certificates of a reporting service acceptable to Administrative Agent, reflecting the results of searches made not earlier than forty five (45) days prior to the date such Acceptable Property is admitted to the Borrowing Base, (A) of the central and local Uniform Commercial Code records, showing no filings against any of the Collateral or against Borrower or the applicable Mortgagor related to the Acceptable Property otherwise, except as consented to by Administrative Agent; and (B) if required by Administrative Agent, of the appropriate judgment and tax Lien records, showing no outstanding judgment or tax Lien against Borrower or the applicable Mortgagor, in each case, unless otherwise permitted under Section 8.01;

(h)                                 If the Appraisal Condition has been satisfied, an Acceptable Appraisal of such Acceptable Property;

(i)                                     if such Acceptable Property is held pursuant to an Acceptable Ground Lease: (i) true and correct copies of such Acceptable Ground Lease and any Guarantees thereof; and (ii) to the extent required by Administrative Agent or the Required Lenders in their reasonable discretion, recognition agreements and estoppel certificates executed by the lessor under such Acceptable Ground Lease, in form and content reasonably satisfactory to Administrative Agent or the Required Lenders, as applicable;

(j)                                     a true and correct rent roll for such Acceptable Property;

(k)                                  a current property conditions report performed by an engineer reasonably satisfactory to Administrative Agent; and

(l)                                     as to the Initial Borrowing Base Property and except for the Title Insurance Policies required under clause (f) above, tenant estoppel certificates and SNDA’s required under clause (b) above, and updated environmental reports required under (c) above, Borrower may satisfy the requirements under this Section 4.11 for the delivery of surveys or third party reports by any existing reports in the possession of Borrower, regardless of the date of such survey or reports, together with current reliance letters.

Article V.
Conditions Precedent to Credit Extensions

5.01                           Conditions of Initial Credit Extension.  The obligation of L/C Issuer, Swing Line Lender, and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement, the Guaranties, and the applicable Pledge Agreements, sufficient in number for distribution to Administrative Agent, each Lender, and Borrower together with duplicate (unless more than one original Mortgage is needed for recording, in which event three shall be executed) executed Mortgages for each Initial Borrowing Base Property;

(ii)                                  a Note executed by Borrower in favor of each Lender requesting a Note;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)                              such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not have a Material Adverse Effect;

(v)                                 a favorable opinion of DLA Piper LLP (US), counsel to the Loan Parties and local counsel to the Loan Parties in the jurisdictions in which the Initial Borrowing Base Properties are located, in each case, addressed to Administrative Agent and each Lender, as to customary matters concerning the Loan Parties and the Loan Documents as Administrative Agent may reasonably request;

(vi)                              a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)                           a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Pro Forma Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii)                        a duly completed Borrowing Base Report and Compliance Certificate as of the Closing Date, signed by a Responsible Officer of Borrower;

(ix)                                the Property Information with respect to each of the Initial Borrowing Base Properties;

(x)                                   evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(xi)                                such other assurances, certificates, documents, consents or opinions as Administrative Agent, Swing Line Lender, L/C Issuer or Required Lenders reasonably may require.

(b)                                 Any fees required to be paid on or before the Closing Date shall have been paid.

(c)                                  Unless waived by Administrative Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

(d)                                 The IPO shall have occurred.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02                           Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                  The representations and warranties of Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in Section 6.05(b) shall be deemed to refer to the most-recent statements furnished pursuant to Section 7.01(b).

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  Administrative Agent and, if applicable, Swing Line Lender or L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 After giving effect to such proposed Credit Extension, the Total Outstandings do not exceed the Available Loan Amount.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b), and (d) have been satisfied on and as of the date of the applicable Credit Extension.

Article VI.
Representations and Warranties

Each of Parent and Borrower represents and warrants to Administrative Agent and the Lenders that:

6.01                           Existence, Qualification and Power; Compliance with Laws.  Parent, Borrower and each Subsidiary Guarantor (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties, execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) to the extent that failure to do so would not have a Material Adverse Effect.

6.02                           Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03                           Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except for those that have been obtained, taken or made, as the case may be, and those specified herein.

6.04                           Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or general equitable principles relating to or limiting creditors’ rights generally.

6.05                           Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (it being acknowledged that, as of the Closing Date, no Audited Financial Statements have been delivered) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Parent as of the date thereof and their results of operations for each period covered thereby in accordance with GAAP consistently applied throughout the each period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 The most recent unaudited consolidated and consolidating balance sheets of Parent delivered pursuant to Section 7.01(b) (it being acknowledged that, as of the Closing Date, no such balance sheets or statements have been so delivered), and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Parent as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  The consolidated and consolidating pro forma balance sheets of Parent as of the Closing Date, and the related consolidated and consolidating pro forma statements of income for the portion of the fiscal year then ended (the “Pro Forma Financial Statements”), certified by the chief financial officer or treasurer of Parent, copies of which have been furnished to each Lender, fairly present the consolidated and consolidating pro forma financial condition of Parent as of such date and the consolidated and consolidating pro forma results of operations of Parent for the period ended on such date, all in accordance with GAAP.

(d)                                 From and after the date of the Pro Forma Financial Statements, and thereafter, from and after the date of the most recent financial statements delivered pursuant to Section 7.01(a) or 7.01(b), there has been no event or circumstance, either individually or in the aggregate, that has had or would have a Material Adverse Effect.

6.06                           Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Company, of the matters described on Schedule 6.06.

6.07                           No Default.  No Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

6.08                           Ownership of Property; Liens; Equity Interests.  Each Mortgagor has good record and marketable title in fee simple to, or valid leasehold interests in, all Borrowing Base Properties necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each applicable Mortgagor has good record and marketable fee simple title (or, in the case of Acceptable Ground Leases, a valid leasehold) to the Borrowing Base Property owned by such Mortgagor, subject only to Liens permitted by Section 8.01.  All of the outstanding Equity Interests in each Mortgagor have been validly issued, are fully paid and nonassessable and are owned by the applicable Pledgors free and clear of all Liens (other than Liens permitted by Section 8.01).

6.09                           Environmental Compliance.

(a)                                  The Companies conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Parent and Borrower have reasonably concluded that, except as specifically disclosed in Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 After due inquiry in accordance with good commercial or customary practices to determine whether Contamination is present on any Property, without regard to whether Administrative Agent or any Lender has or hereafter obtains any knowledge or report of the environmental condition of such Property, except, with respect to the Borrowing Base Properties, as may be indicated in the Acceptable Environmental Report delivered to Administrative Agent and except to the extent the same could not reasonably be expected to have a Material Adverse Effect: (i) such Property has not been used (A) for landfilling, dumping, or other waste or Hazardous Material disposal activities or operations, or (B) for generation, storage, use, sale, treatment, processing, or recycling of any Hazardous Material, or for any other use that has resulted in Contamination, and in each case, to each Company’s knowledge, no such use on any adjacent property occurred at any time prior to the date hereof; (ii) there is no Hazardous Material, storage tank (or similar vessel) whether underground or otherwise, sump or well currently on any Property; (iii) no Company has received any notice of, or has knowledge of, any Environmental Claim or any completed, pending, proposed or threatened investigation or inquiry concerning the presence or release of any Hazardous Material on any Property or any adjacent property or concerning whether any condition, use or activity on any Property or any adjacent property is in violation of any Environmental Requirement; (iv) the present conditions, uses, and activities on each Property do not violate any Environmental Requirement and the use of any Property which any Company (and each tenant and subtenant) makes and intends to make of any Property complies and will comply with all applicable Environmental Requirements; (v) no Property appears on the National Priorities List, any federal or state “superfund” or “superlien” list, or any other list or database of properties maintained by any local, state, or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material; (vi) no Company has ever applied for and been denied environmental impairment liability insurance coverage relating to any Property; (vii) no Company has, nor, to any Company’s knowledge, have any tenants or subtenants, obtained any permit or authorization to construct, occupy, operate, use, or conduct any activity on any Property by reason of any Environmental Requirement; and (viii) to any Company’s knowledge, there are no underground or aboveground storage tanks on such Property.

(c)                                  Even though a Loan Party may have provided Administrative Agent with an Acceptable Environmental Report or other environmental report or assessment together with other relevant information regarding the environmental condition of the Borrowing Base Properties, Borrower acknowledges and agrees that Administrative Agent is not accepting the Borrowing Base Properties as security for the Obligations based solely on that report, assessment, or information.  Rather Administrative Agent has relied on the assessments, reports, and representations and warranties of Borrower in this Agreement and Administrative Agent is not waiving any of its rights and remedies in the environmental provisions of this Agreement, the Mortgages, or any other Loan Document.

6.10                           Insurance.  The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

6.11                           Taxes.  The Companies have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or which would not result in a Material Adverse Effect.  There is no proposed tax assessment against any Company that would, if made, have a Material Adverse Effect.

6.12                           ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of Parent and Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.  Parent and each

ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of Parent and Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would have a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred, and neither Parent nor any ERISA Affiliate is aware of any fact, event or circumstance that would constitute or result in an ERISA Event with respect to any Pension Plan; (ii) Parent and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most-recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither Parent nor any ERISA Affiliate knows of any facts or circumstances that would cause the funding target attainment percentage for any such plan to drop below 60% as of the most-recent valuation date; (iv) neither Parent nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case, that would result in a liability, individually, or in the aggregate, in excess of the Threshold Amount.

6.13                           Subsidiaries; Equity Interests.  As of the Closing Date, Parent and Borrower have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Company in the amounts specified on Part (a) of Schedule 6.13 free and clear of all Liens (other than Liens in favor of Administrative Agent).  As of the Closing Date, neither Parent nor Borrower has any direct or indirect Equity Interests in any other Person other than those specifically disclosed in Part (b) of Schedule 6.13.  All of the outstanding Equity Interests in each Mortgagor have been validly issued, are fully paid and nonassessable and are owned by the applicable holders in the amounts specified on Part (c) of Schedule 6.13 free and clear of all Liens (other than Liens in favor of Administrative Agent).

6.14                           Margin Regulations; Investment Company Act.

(a)                                  Neither Parent nor Borrower is engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of Parent, Borrower, any Person Controlling Borrower, or any other Company is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15                           Disclosure.  Parent and Borrower have disclosed to Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Company is subject, and all other matters known to them, that, individually or in the aggregate, would have a Material Adverse Effect.  The reports, financial statements, certificates or other information furnished (whether in writing or orally) by or on behalf of any Company to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, Parent and Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made.

6.16                           Compliance with Laws.  Each Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not have a Material Adverse Effect.

6.17                           Taxpayer Identification Number.  As of the date hereof, each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 11.02.

6.18                           Intellectual Property; Licenses, Etc.  Each Loan Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except, in each case, where the failure to do so would not have a Material Adverse Effect.  To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person except where such infringement would not have a Material Adverse Effect.  Except as specifically disclosed in Schedule 6.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Loan Party, threatened, which, either individually or in the aggregate, would have a Material Adverse Effect.

6.19                           Representations Concerning Leases.  (a) A true and correct copy of each Major Lease, and each Guarantee thereof (if any), affecting any part of the Borrowing Base Properties has been delivered to Administrative Agent and no Lease or Guarantee thereof (if any) contains any option to purchase all or any portion of any Borrowing Base Property or any interest therein or contains any right of first refusal relating to any sale of any Borrowing Base Property or any portion thereof or interest therein; and (b) Borrower and the applicable Mortgagors have delivered true and correct copies of each rent roll as required by Section 4.11(j).

6.20                           Solvency.  No Loan Party (a) has entered into the transaction or executed this Agreement or any other Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) has not received reasonably equivalent value in exchange for its obligations under the Loan Documents.  After giving effect to any Loan, the fair saleable value of each Loan Party’s assets exceeds and will, immediately following the making of any such Loan, exceed such Loan Party’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities.  No Loan Party’s assets constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted, nor will its assets constitute unreasonably small capital immediately following the making of any Loan.  No Loan Party intends to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Loan Party and the amounts to be payable on or in respect of obligations of such Loan Party).  No petition under any Debtor Relief Laws has been filed against any Loan Party in the last seven (7) years, and neither Borrower nor any other Loan Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  No Loan Party is contemplating either the filing of a petition by it under any Debtor Relief Laws or the liquidation of all or a major portion of its assets or property, and no Loan Party has knowledge of any Person contemplating the filing of any such petition against it or any other Loan Party.

6.21                           REIT Status of Parent.  Parent will elect to qualify as a REIT commencing with its taxable year ending December 31, 2011 and each taxable year thereafter.

6.22                           Labor Matters.  There is (a) no significant unfair labor practice complaint pending against any Company or, to the best of each Company’s knowledge, threatened against any Company, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Company or, to best of any Company’s knowledge, threatened against any Company which, in either case, would result in a Material Adverse Effect, and (b) no significant strike, labor dispute, slowdown or stoppage is pending against any Company or, to the best of any Company’s knowledge, threatened against any Company which would result in a Material Adverse Effect.

6.23                           Ground Lease Representation.

(a)                                  The applicable Mortgagor has delivered to Administrative Agent true and correct copies of each Acceptable Ground Lease as required by Section 4.11(i).

(b)                                 Each Acceptable Ground Lease is in full force and effect.

6.24                           Borrowing Base Properties.  To Borrower’s knowledge and except where the failure of any of the following to be true and correct would not have a Material Adverse Effect:

(a)                                  Each Borrowing Base Property complies with all Laws, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property.  No Loan Party has received any notice or claim from any Person that a Borrowing Base Property, or any use, activity, operation, or maintenance thereof or thereon, is not in compliance with any Law, and has no knowledge of any such noncompliance except as disclosed in writing to Administrative Agent;

(b)                                 The Loan Parties have not directly or indirectly conveyed, assigned, or otherwise disposed of, or transferred (or agreed to do so) any development rights, air rights, or other similar rights, privileges, or attributes with respect to a Borrowing Base Property, including those arising under any zoning or property use ordinance or other Laws;

(c)                                  All utility services necessary for the use of each Borrowing Base Property and the operation thereof for their intended purpose are available at each Borrowing Base Property;

(d)                                 The current use of each Borrowing Base Property complies in all material respects with all applicable zoning ordinances, regulations, and restrictive covenants affecting such Borrowing Base Property, all use restrictions of any Governmental Authority having jurisdiction have been satisfied; and

(e)                                  No Borrowing Base Property is the subject of any pending or, to any Loan Party’s knowledge, threatened Condemnation or material adverse zoning proceeding for which Administrative Agent has not been notified in accordance with Section 7.13.

Article VII.
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (excluding contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01                           Financial Statements.  Each of Parent and Borrower shall deliver to Administrative Agent and each Lender, in form and detail reasonably satisfactory to Administrative Agent and Required Lenders:

(a)                                  as soon as available, but in any event within one hundred five (105) days after the end of each fiscal year of Parent (or, if earlier, fifteen (15) days after the date required to be filed with the SEC) (commencing with the fiscal year ended December 31, 2011), a consolidated and consolidating balance sheet of Parent as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent;

(b)                                 as soon as available, but in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent (or, if earlier, five (5)

days after the date required to be filed with the SEC) (commencing with the fiscal quarter ended March 31, 2011), a consolidated and consolidating balance sheet of Parent as at the end of such fiscal quarter, the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of Parent’s fiscal year then ended, and the related consolidated and consolidating statements of changes in shareholders’ equity, and cash flows for the portion of Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent; and

(c)                                  concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) a statement of all income and expenses in connection with each Borrowing Base Property, and (ii) a rent roll, each certified in writing as true and correct by Responsible Officer of Parent together with a status report regarding the leasing activities with respect to the Borrowing Base Properties and copies of any leases executed during the prior calendar quarter.

As to any information contained in materials furnished pursuant to Section 7.02, Parent and Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Parent and Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02                           Certificates; Other Information.  Each of Parent and Borrower shall deliver to Administrative Agent and each Lender, in form and detail reasonably satisfactory to Administrative Agent and Required Lenders:

(a)                                  concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower (which delivery may, unless Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), upon the receipt by Administrative Agent of any new Acceptable Appraisal, upon the admission of an Acceptable Property into the Borrowing Base, and upon the removal of any Property from the Borrowing Base, a duly completed Borrowing Base Report signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower (which delivery may, unless Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)                                  promptly after any request by Administrative Agent, copies of any detailed audit opinions or review reports submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent;

(d)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(e)                                  as soon as reasonably practicable, but in any event within ninety (90) days after the beginning of each fiscal year of Parent, an annual budget for Parent, on a consolidated basis prepared by Parent in the ordinary course of its business;

(f)                                    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of Parent or Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g)                                 promptly, and in any event within five (5) Business Days after receipt thereof by Parent or Borrower, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Company unless restricted from doing so by such agency; and

(h)                                 promptly, such additional information regarding the business, financial or corporate affairs of Parent or Borrower or any Borrowing Base Property, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent and Borrower posts such documents, or provides a link thereto on Parent and Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Parent and Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent).  Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent and Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Parent and Borrower hereby acknowledge that (a) Administrative Agent and/or the Lead Arranger will make available to the Lenders and L/C Issuer materials and/or information provided by or on behalf of Parent and Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and

(b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent, Borrower or their Affiliates, or the respective Equity Interests of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ Equity Interests.  Parent and Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent and Borrower shall be deemed to have authorized Administrative Agent, Lead Arranger, L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Parent and Borrower or their Equity Interests for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.03                           Notices.  Each of Parent and Borrower shall, upon becoming aware of same, promptly notify Administrative Agent who shall notify each Lender:

(a)                                  of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to have a Material Adverse Effect;

(c)                                  of the occurrence of any ERISA Event which has resulted or would result in liabilities of any Company in an aggregate amount in excess of the Threshold Amount;

(d)                                 of any material litigation, arbitration or governmental investigation or proceeding instituted or threatened in writing against any Borrowing Base Property, and any material development therein;

(e)                                  of any actual or threatened in writing Condemnation of any portion of any Borrowing Base Property, any negotiations with respect to any such taking, or any material loss of or substantial damage to any Borrowing Base Property;

(f)                                    of any Casualty with respect to any Borrowing Base Property to the extent such notice is required pursuant to Section 7.13(b);

(g)                                 of any material permit, license, certificate or approval required with respect to any Borrowing Base Property lapses or ceases to be in full force and effect or claim from any person that any Borrowing Base Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Law except to the extent that the same would not result in a material and adverse affect on such Borrowing Base Property;

(h)                                 of any material change in accounting policies or financial reporting practices by any Company, including any determination by Borrower referred to in Section 2.10(b); and

(i)                                     of any labor controversy pending or threatened against any Company, and any material development in any labor controversy except to the extent that the same could not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of Parent and Borrower setting forth details of the occurrence referred to therein and stating what action Parent and/or Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04                           Payment of Obligations.  Each of Parent and Borrower shall, and shall cause each other Loan Party to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon a Loan Party or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property other than Liens of the type permitted under Sections 8.01(a) through (g); and (c) all Indebtedness, as and when due and payable except, in each case, where the failure to do so would not result in a Material Adverse Effect.

7.05                           Preservation of Existence, Etc.  Each of Parent and Borrower shall, and shall cause each other Loan Party to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.03; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not have a Material Adverse Effect; and (c) preserve or renew all of its IP Rights, the non-preservation of which would have a Material Adverse Effect.

7.06                           Maintenance of Properties.  Each of Parent and Borrower shall, and shall cause each other Company to (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition except to the extent the failure to do so would not result in a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its (i) Borrowing Base Properties, and, (ii) as to its other Properties except where the failure to do so would not have a Material Adverse Effect; and (d) keep the Borrowing Base Properties in good order, repair, operating condition, and appearance, causing all necessary repairs, renewals, replacements, additions, and improvements to be promptly made, and not allow any of the Borrowing Base Properties to be misused, abused or wasted or to deteriorate (ordinary wear and tear excepted) except where the failure to do so would not have a Material Adverse Effect.

7.07                           Maintenance of Insurance.

(a)                                  Each of Parent and Borrower shall, and shall cause each other Company to, maintain with financially sound and reputable insurance companies not Affiliates of any Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)                                 Without limiting the foregoing, each of Parent and Borrower shall, and shall cause each other Loan Party to, obtain and maintain, at Borrower’s or the applicable Mortgagor’s sole expense: (i) property insurance with respect to all insurable property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in special form (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as Administrative Agent may reasonably require which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements and are commercially available at commercially reasonable rates, in an amount not less than one hundred percent (100%) of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent any Loan Party and Administrative Agent and Lenders from becoming coinsurers; (ii) if and to the extent any portion of any Borrowing Base Property or the Improvements is, under the Flood Disaster Protection Act of 1973 (for purposes of this Section, “FDPA”), as it may be amended from time to time, in a Special Flood Hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law and the FDPA, as such requirements may from time to time be in effect; (iii) general liability insurance, on an “occurrence” basis against claims for “personal injury” liability, including bodily injury, death, or property damage liability, for the benefit of the applicable Loan Parties as named insureds and Administrative Agent, for the benefit of Lenders, as additional insured; (iv) statutory workers’ compensation insurance with respect to any work on or about any of the Borrowing Base Properties (including employer’s liability insurance, if required by Administrative Agent), covering all employees and contractors of each applicable Loan Party; and (v) such other insurance on the Borrowing Base Properties and endorsements as may from time to time be reasonably required by Administrative Agent (including soft cost coverage, business interruption insurance, or delayed rental insurance, boiler and machinery insurance, earthquake insurance, wind insurance, sinkhole coverage, and/or permit to occupy endorsement) which risks at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and Improvements and are commercially available at commercially reasonable rates.  All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions, and in forms satisfactory to Administrative Agent.  All insurance companies providing insurance required pursuant to this Agreement or any other Loan Document must be licensed to do business in the state in which the applicable Borrowing Base Property is located and must have an A. M. Best Company financial and performance ratings of A-:IX or better.  All insurance policies maintained, or caused to be maintained, with respect to the Borrowing Base Properties, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by the applicable Loan Party or its applicable Subsidiary or Administrative Agent or any Lender, and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.  If any insurer which has issued a policy of hazard, liability, or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or is the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, or if in Administrative Agent’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, then each applicable Loan Party shall in each instance promptly upon its discovery thereof or upon the request of Administrative

Agent therefor, promptly obtain and deliver to Administrative Agent a like policy (or, if and to the extent permitted by Administrative Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be.

(c)                                  Each of Parent and Borrower shall, and shall cause each other Loan Party to, cause all certificates of insurance or other evidence of each initial insurance policy to be delivered to Administrative Agent on or prior to the Closing Date, with all premiums fully paid current, and each renewal or substitute policy (or evidence of insurance) shall be delivered to Administrative Agent, with all premiums fully paid current, at least ten (10) days after the termination of the policy it renews or replaces.

(d)                                 Each of Parent and Borrower shall, and shall cause each other Loan Party to, pay all premiums on policies required hereunder as they become due and payable and promptly deliver to Administrative Agent evidence satisfactory to Administrative Agent of the timely payment thereof.  If any loss occurs at any time when the Loan Parties have failed to perform the Loan Parties’ covenants and agreements in this Section 7.07 with respect to any insurance payable because of loss sustained to any part of any Borrowing Base Property or otherwise, whether or not such insurance is required by Administrative Agent and the Lenders, then Administrative Agent and the Lenders shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for a Loan Party, to the same extent as if it had been made payable to Administrative Agent for the benefit of Lenders.

(e)                                  Each of Parent and Borrower shall, and shall cause each other Loan Party to, cause all insurance policies provided for or contemplated by this Section 7.07 with respect to the assets and properties of the Loan Parties that constitute Collateral, including any environmental insurance, to name the applicable Loan Party as the insured and Administrative Agent as the additional insured or loss payee, as its interests may appear, in form and substance reasonably satisfactory to Administrative Agent, providing that the loss thereunder shall be payable directly to Administrative Agent.  In addition, such insurance policies shall provide for at least thirty (30) days’ prior written notice to Administrative Agent of any termination, lapse, modification, or cancellation of such policy or ten (10) days notice in the case of non-payment of any premium.

7.08                           Compliance with Laws.  Each of Parent and Borrower shall, and shall cause each other Subsidiary Guarantor to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not have a Material Adverse Effect.

7.09                           Books and Records.  Each of Parent and Borrower shall, and shall cause each other Company to: (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Company, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Company, as the case may be.

7.10                           Inspection Rights.  Subject to the rights of tenants, each of Parent and Borrower shall, and shall cause each other Loan Party to, permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect and photograph any Borrowing Base Property and any of its other properties, to examine its corporate, financial and operating records, and all recorded data of any kind or nature, regardless of the medium of recording including all software, writings, plans, specifications and schematics, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers all at the expense of Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the applicable Loan Party and no more often than once in any period of twelve (12) consecutive months unless an Event of Default has occurred and is continuing; provided that when an Event of Default has occurred and is continuing Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice, subject to the rights of tenants.  Any inspection or audit of the Borrowing Base Properties or the books and records, including recorded data of any kind or nature, regardless of the medium of recording including software, writings, plans, specifications and schematics of any Loan Party, or the procuring of documents and financial and other information, by Administrative Agent on behalf of itself or on behalf of Lenders shall be for Administrative Agent’s and Lenders’ protection only, and shall not constitute any assumption of responsibility to any Loan Party or anyone else with regard to the condition, construction, maintenance or operation of the Borrowing Base Properties nor Administrative Agent’s approval of any certification given to Administrative Agent nor relieve any Loan Party of Borrower’s or any other Loan Party’s obligations.

7.11                           Use of Proceeds.  Each of Parent and Borrower shall, and shall cause each other Company to, use the proceeds of the Credit Extensions (a) to refinance the obligations of the Companies under existing facilities, (b) to finance the acquisition of Properties, (c) to pay operating and leasing expenses with respect to its Properties, and (d) for general corporate purposes, in each case, not in contravention of any Law or of any Loan Document.

7.12                           Environmental Matters.  Each of Parent and Borrower shall, and shall cause each other Loan Party to:

(a)                                  Violations; Notice to Administrative Agent.  Use reasonable efforts to:

(i)                                     Keep the Borrowing Base Properties free of Contamination;

(ii)                                  Promptly deliver to Administrative Agent a copy of each report pertaining to any Property or to any Loan Party prepared by or on behalf of such Loan Party pursuant to a material violation of any Environmental Requirement; and

(iii)                               As soon as practicable advise Administrative Agent in writing of any Environmental Claim or of the discovery of any Contamination on any Borrowing Base Property, as soon as any Loan Party first obtains knowledge thereof, including a description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

(b)                                 Site Assessments and Information.  If Parent or Borrower fails to comply with Section 7.12(a) or if any other Event of Default shall have occurred and be continuing, then if requested by Administrative Agent, at Borrower’s expense, deliver to Administrative

Agent from time to time, but no more frequently than once per calendar year unless an Event of Default exists, in each case within seventy five (75) days after Administrative Agent’s request, an Environmental Assessment (hereinafter defined) made after the date of Administrative Agent’s request.  As used in this Agreement, the term “Environmental Assessment” means a report of an environmental assessment of any or all Borrowing Base Properties and of such scope so as to be compliant with the guidelines established by the ASTM (including the taking of soil borings and air and groundwater samples and other above and below ground testing) as Administrative Agent may reasonably request to be performed by a licensed environmental consulting firm reasonably acceptable to Administrative Agent.  Each applicable Loan Party shall cooperate with each consulting firm making any such Environmental Assessment and shall supply to the consulting firm all information available to such Loan Party to facilitate the completion of the Environmental Assessment.  If any Loan Party fails to furnish Administrative Agent within thirty (30) days after Administrative Agent’s request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if any Loan Party fails to furnish to Administrative Agent such Environmental Assessment within seventy five (75) days after Administrative Agent’s request, upon written notice to Parent and Borrower, Administrative Agent may cause any such Environmental Assessment to be made at Borrower’s expense and risk.  Subject to the rights of tenant, Administrative Agent and its designees are hereby granted access to the Borrowing Base Properties upon written notice, and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments.  Administrative Agent may disclose to any Governmental Authority, to the extent required by Applicable Law, any information Administrative Agent ever has about the environmental condition or compliance of the Borrowing Base Properties, but shall be under no duty to disclose any such information except as may be required by Law.  Administrative Agent shall be under no duty to make any Environmental Assessment of the Borrowing Base Properties, and in no event shall any such Environmental Assessment by Administrative Agent be or give rise to a representation that any Hazardous Material is or is not present on the Borrowing Base Properties, or that there has been or shall be compliance with any Environmental Requirement, nor shall any Company or any other Person be entitled to rely on any Environmental Assessment made by Administrative Agent or at Administrative Agent’s request but Administrative Agent shall deliver a copy of such report to Parent and Borrower.  Neither Administrative Agent nor any Lender owes any duty of care to protect any Company or any other Person against, or to inform them of, any Hazardous Material or other adverse condition affecting the Borrowing Base Properties.

(c)                                  Remedial Actions.  If any Contamination is discovered on any Borrowing Base Property at any time and regardless of the cause, (i) promptly at the applicable Loan Parties’ sole expense, remove, treat, and dispose of the Hazardous Material in compliance with all applicable Environmental Requirements provided, however, that any cleanup standard approved by the applicable regulatory authority that is based on institutional or engineering controls must first be submitted for approval to Administrative Agent, such approval not to be unreasonably withheld or delayed, in addition to taking such other action as is necessary to have the full use and benefit of such Borrowing Base Property as contemplated by the Loan Documents, and provide Administrative Agent with satisfactory evidence thereof; and (ii) if reasonably requested by Administrative Agent, provide to Administrative Agent within thirty (30) days of Administrative Agent’s request a bond, letter of credit, or other financial assurance, including self-assurance,  evidencing to Administrative Agent’s satisfaction that all necessary funds are readily available to pay the costs and expenses of the actions required by the preceding clause (i) and to discharge any assessments or liens established against such Borrowing Base Property as a result of the presence of the Hazardous Material on the Borrowing Base Property. After completion of such remedial actions, the applicable Loan Party shall promptly request regulatory approval, take all reasonable measures to expedite issuance of such approval and upon receipt thereof deliver to Administrative Agent a letter indicating that no further action is required with respect to the applicable Borrowing Base Property or similar confirmation by the applicable regulator that all required remedial action as stated above has been taken and successfully completed to the satisfaction of the applicable regulator.  The Loan Parties shall not be deemed to have satisfied their remedial obligations under this provision until they have provided the Administrative Agent such confirmation. Administrative Agent on behalf of Lenders may, but shall never be obligated to, remove or cause the removal of any Hazardous Material from any Borrowing Base Property (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if the Loan Parties fail to commence such remedial actions in accordance with the terms hereof and thereafter diligently prosecute the same to completion in accordance with the terms hereof (without limitation of the rights of Administrative Agent on behalf of Lenders to declare an Event of Default and to exercise all rights and remedies available by reason thereof); and Administrative Agent and its designees are hereby granted access subject to the rights of tenants to the Borrowing Base Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action. In such instance, the Administrative Agent and its designees and the Lenders are acting as authorized agents of the Loan Parties, who shall be responsible for, and shall sign any required manifests for, offsite disposal.

7.13                           Condemnation, Casualty and Restoration.  Each of Parent and Borrower shall, and shall cause each other Loan Party to:

(a)                                  Give Administrative Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of any Borrowing Base Property upon the applicable Mortgagor’s receipt of written notice thereof and deliver to Administrative Agent copies of any and all papers served in connection with such proceedings.  Administrative Agent has the right (but not the obligation) to participate in any such proceedings and to be represented by counsel of its own choice, and the applicable Loan Parties shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation.  Each applicable Loan Party shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys, and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Obligations at the time and in the manner provided for in this Agreement and the Obligations shall not be reduced until any Award shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations.  All costs and expenses (including attorney’s fees and costs) incurred by Administrative Agent in connection with any condemnation shall be a demand obligation owing by Borrower (which Borrower hereby promises to pay within ten (10) Business Days after demand) to Administrative Agent pursuant to this Agreement.  If any Borrowing Base Property or any portion thereof is taken by a condemning authority, then to the extent such Property is not removed by Borrower as a Borrowing Base Property in accordance with Section 4.09, the applicable Mortgagor shall promptly commence and diligently prosecute the Restoration of such Borrowing Base Property and otherwise comply with the provisions of clause (d) below, provided that Administrative Agent makes any Restoration Net Proceeds available pursuant to clause (d) below.

(b)                                 If any Borrowing Base Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), and the aggregate cost of repair of such damage or destruction shall be equal to or in excess of the greater of (i) $5,000,000 and (ii) twenty five percent (25%) of the Borrowing Value of such Borrowing Base Property, give prompt notice of such Casualty to Administrative Agent.  To the extent such Property is not removed by Borrower as a Borrowing Base Property in accordance with Section 4.09, the applicable Loan Party shall diligently prosecute the Restoration of such Borrowing Base Property in accordance with clause (d) below, so long as Administrative Agent makes any Restoration Net Proceeds available pursuant to clause (d) below.  The applicable Loan Party shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Administrative Agent may, but shall not be obligated to, make proof of loss if not made promptly by the applicable Loan Party.  If an Event of Default has occurred and is then continuing, then the applicable Loan Party shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Administrative Agent.

(c)                                  Administrative Agent, for the benefit of Lenders, shall be entitled to receive all sums which may be awarded or become payable to a Loan Party for the Condemnation of any Borrowing Base Property, or any part thereof, and any insurance proceeds of a Casualty and the applicable Loan Party shall, upon request of Administrative Agent, promptly execute such additional assignments and other documents as may be necessary from time to time to permit such participation and to enable Administrative Agent to collect and receipt for any such sums.  All such sums are hereby assigned to Administrative Agent, for the benefit of Lenders, and shall released or applied to the Restoration in accordance with clause (d) below.  In any event the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused.  Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or to exercise diligence in the collection of any such sum or for failure to see to the proper application of any amount paid over to the applicable Loan Party.

(d)                                 If the Restoration Net Proceeds and the costs of completing the Restoration shall be less than the greater of (A) $5,000,000 and (B) twenty five percent (25%) of the Borrowing Value of such Borrowing Base Property, then the Restoration Net Proceeds will be disbursed by Administrative Agent to the applicable Loan Party upon receipt, provided that all of the conditions set forth in clause (i) (A) and (C) — (G) below are met and such Loan Party delivers to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement and if the Restoration Net Proceeds or the costs of completing the Restoration are equal to or greater than the greater of (A) $5,000,000 and (B) twenty five percent (25%) of the Borrowing Value of such Borrowing Base Property, then Administrative Agent shall make the Restoration Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.13(d).

(i)                                     The Restoration Net Proceeds shall be made available to the applicable Loan Party for Restoration; provided that each of the following conditions are met:

(A)                              no Event of Default shall have occurred and be continuing;

(B)                                (1) in the event the Restoration Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the rentable area of the Improvements on such Borrowing Base Property has been damaged, destroyed, or rendered unusable as a result of a Casualty or (2) in the event the Restoration Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting such Borrowing Base Property is taken, such land is located along the perimeter or periphery of the Borrowing Base Property, and no portion of the Improvements is located on such land;

(C)                                Administrative Agent shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest hereunder, which will be incurred with respect to such Borrowing Base Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the insurance coverage referred to in Section 7.07 above or other security provided by Loan Parties;

(D)                               Administrative Agent shall be satisfied that the Restoration will be completed twelve (12) months after commencement of the Restoration;

(E)                                 such Borrowing Base Property and the use thereof after the Restoration will be in compliance in all material respects with all Laws;

(F)                                 the applicable Loan Party shall cause the Restoration to be done and completed in an expeditious and diligent fashion and in compliance in all material respects with all applicable Laws;

(G)                                such Casualty or Condemnation, as applicable, does not result in the complete loss of access to such Borrowing Base Property or the Improvements;

(H)                               the applicable Loan Party shall deliver, or cause to be delivered, to Administrative Agent a signed detailed budget approved in writing by the applicable Loan Party’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Administrative Agent; and

(I)                                    the Restoration Net Proceeds together with any cash or cash equivalent deposited by Borrower with Administrative Agent are sufficient in Administrative Agent’s reasonable judgment to cover the cost of the Restoration.

(ii)                                  The Restoration Net Proceeds shall be held by Administrative Agent in an interest bearing account until disbursements commence, and, until disbursed in accordance with the provisions of this Section 7.13(d), shall constitute additional security for the Obligations.  The Restoration Net Proceeds shall be disbursed by Administrative Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Administrative Agent that (A) all the conditions precedent to such advance, including those set forth in clause (i) above, have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement and except for the Restoration Retainage (defined below)) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, contractor’s, supplier’s, mechanic’s or materialman’s Liens, or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on such Borrowing Base Property (other than Liens permitted under Section 8.01) which have not either been fully bonded to the satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the satisfaction of Administrative Agent by the Title Company.

(iii)                               All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Restoration Consultant”) which acceptance shall not be unreasonably withheld or delayed.  Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors, and materialmen engaged in the Restoration, as well as the contracts in excess of $500,000 under which they have been engaged, shall be subject to prior review and reasonable acceptance by Administrative Agent and the Restoration Consultant which acceptance shall not be unreasonably withheld or delayed.  All reasonable costs and expenses incurred by Administrative Agent in connection with making the Restoration Net Proceeds available for the Restoration, including reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.  Administrative Agent shall act on requests from Borrower for any approval under this Section (iii) in a commercially reasonable manner and shall use commercially reasonable efforts to respond to any such request within ten (10) Business Days following Administrative Agent’s receipt thereof.  Administrative Agent’s response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified conditions, or a request for further data or information, or any combination thereof.  In order to expedite the processing of requests for such approvals, the applicable Borrower agrees to provide Administrative Agent with as much advance information as is possible in a commercially reasonable manner in advance of a Borrower’s formal request for an approval.  If the request for approval contains printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE.  FAILURE TO RESPOND WITHIN FIFTEEN (10) BUSINESS DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED

APPROVAL BY THE ADMINISTRATIVE AGENT OF THE ACTION REQUESTED BY THE BORROWER AND RECITED ABOVE”

then in the event that the Administrative Agent does not approve, reject or request additional information regarding any such request for consent or acceptance within the later to occur of (a) ten (10) Business Days of the receipt by the Administrative Agent of such request and (a) ten (10) Business Days of the receipt by the Administrative Agent of all material information reasonably requested by the Administrative Agent during the ten (10) Business Day period following receipt of the request, the Administrative Agent shall be deemed to have approved or consented to the action requested in the request.

(iv)                              In no event shall Administrative Agent be obligated to make disbursements of the Restoration Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage.  The term “Restoration Retainage” means an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed.  The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Administrative Agent of satisfactory evidence that fifty percent (50%) of the Restoration has been completed.  The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.13(d), be less than the amount actually held back by the applicable Loan Party from contractors, subcontractors, and materialmen engaged in the Restoration.  The Restoration Retainage shall not be released until the Restoration Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 7.13(d) and that all approvals necessary for the re-occupancy and use of such Borrowing Base Property have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Administrative Agent will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor, or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s, or materialman’s contract, the contractor, subcontractor, or materialman delivers the Lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor, or materialman as may be reasonably requested by Administrative Agent or by the Title Company issuing the Title Insurance Policies, and Administrative Agent receives an endorsement to the Title Insurance Policies insuring the continued priority of the lien of the applicable Mortgage and evidence of payment of any premium payable for such endorsement.  If required by Administrative Agent, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor, or materialman.

(v)                                 Administrative Agent shall not be obligated to make disbursements of the Restoration Net Proceeds more frequently than twice every calendar month.

(vi)                              If at any time the Restoration Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Administrative Agent in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, the Loan Parties shall deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent before any further disbursement of the Restoration Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Administrative Agent shall be held by Administrative Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Restoration Net Proceeds, and until so disbursed pursuant to this Section 7.13(d) shall constitute additional security for the Obligations.

(vii)                           The excess, if any, of the Restoration Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Restoration Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 7.13(d), and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Administrative Agent to Borrower, provided no Default exists.

(e)                                  All Restoration Net Proceeds not required (i) to be made available for a Restoration or (ii) to be returned to Borrower as excess Restoration Net Proceeds pursuant to clause (vii) above may (x) be retained and applied by Administrative Agent toward the payment of the Obligations whether or not then due and payable in such order, priority, and proportions as Administrative Agent in its sole discretion shall deem proper, or (y) at the sole discretion of Administrative Agent, the same may be paid, either in whole or in part, to the applicable Loan Party for such purposes and upon such conditions as Administrative Agent shall designate.  Notwithstanding the foregoing, in the event that any Borrowing Base Property requiring Restoration is released from the Borrowing Base pursuant to Section 4.09, then Administrative Agent shall deliver the Restoration Net Proceeds to the applicable Loan Party upon such release from the Borrowing Base.

(f)                                    Notwithstanding the foregoing, if the terms and conditions of any SNDA provide that Administrative Agent shall make Restoration Net Proceeds available for Restoration of a Borrowing Base Property, then Administrative Agent will make such Restoration Net Proceeds available for Restoration in accordance with the terms of the applicable SNDA (provided that neither Administrative Agent nor Lenders shall have waived any Default or Event of Default arising from the Loan Parties failure to comply with this Section 7.13).

7.14                           Ground Leases.  Solely with respect to Borrowing Base Property, each of Parent and Borrower shall, and shall cause each other Loan Party to:

(a)                                  Diligently perform and observe in all material respects all of the terms, covenants, and conditions of any Acceptable Ground Lease as tenant under such Acceptable Ground Lease; and

(b)                                 Promptly notify Administrative Agent of (i) the giving to the applicable Mortgagor of any notice of any default by such Mortgagor under any Acceptable Ground Lease and deliver to Administrative Agent a true copy of each such notice within five (5) Business Days of such Mortgagor’s receipt thereof, and (ii) any bankruptcy, reorganization, or insolvency of the landlord under any Acceptable Ground Lease or of any notice thereof, and deliver to Administrative Agent a true copy of such notice within five (5) Business Days of the applicable Mortgagor’s receipt.

(c)                                  Exercise any individual option to extend or renew the term of an Acceptable Ground Lease upon demand by Administrative Agent made at any time within thirty (30) days prior to the last day upon which any such option may be exercised, and each applicable Mortgagor hereby expressly authorizes and appoints Administrative Agent as its attorney-in-fact to exercise any such option in the name of and upon behalf of such Mortgagor, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

If the applicable Mortgagor shall default in the performance or observance of any term, covenant, or condition of any Acceptable Ground Lease on the part of such Mortgagor and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, then Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants, and conditions of such Acceptable Ground Lease on the part of such Mortgagor to be performed or observed on behalf of such Mortgagor, to the end that the rights of such Mortgagor in, to, and under such Acceptable Ground Lease shall be kept unimpaired and free from default.  If the landlord under any Acceptable Ground Lease shall deliver to Administrative Agent a copy of any notice of default under such Acceptable Ground Lease, then such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon.

7.15                           Borrowing Base Properties.

(a)                                  Except where the failure to comply with any of the following would not have a Material Adverse Effect, each of Parent and Borrower shall, and shall use commercially reasonable efforts to cause each other Loan Party or the applicable tenant, to:

(b)                                 Pay all real estate and personal property taxes, assessments, water rates or sewer rents, ground rents, maintenance charges, impositions, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Borrowing Base Property, now or hereafter levied or assessed or imposed against any Borrowing Base Property or any part thereof (except those which are being contested in good faith by appropriate proceedings diligently conducted).

(c)                                  Promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Borrowing Base Property (except those which are being contested in good faith by appropriate proceedings diligently conducted), and in any event never permit to be created or exist in respect of any Borrowing Base Property or any part thereof any other or additional Lien or security interest other than Liens permitted by Section 8.01.

(d)                                 Operate the Borrowing Base Properties in a good and workmanlike manner and in all material respects in accordance with all Laws in accordance with such Loan Party’s prudent business judgment.

(e)                                  Except where the failure would not have a material and adverse affect on the value of the Borrowing Base Properties, taken as whole, each of Parent and Borrower shall, and shall cause each other Loan Party to, to the extent owned and controlled by a Loan Party, preserve, protect, renew, extend and retain all material rights and privileges granted for or applicable to each Borrowing Base Property.

7.16                           Subsidiary Guarantor Organizational Documents

Each of Parent and Borrower shall, and shall cause each other Pledgor to, at its expense, maintain the Organization Documents of each Subsidiary Guarantor in full force and effect, without any cancellation, termination, amendment, supplement, or other modification of such Organization Documents, except as explicitly required by their terms (as in effect on the date hereof), except for amendments, supplements, or other modifications that do not adversely affect the interests of the Lenders under the applicable Pledge Agreement in any material respect, and except for Organization Documents in respect of Equity Interests of partnerships or limited liability companies that have been released from the applicable Pledgor’s Pledge Agreement.

Article VIII.
Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (excluding contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

8.01                           Liens.  Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any Collateral other than, with respect to the Borrowing Base Properties, the following:

(a)                                  Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 8.01;

(c)                                  Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  easements, rights-of-way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances affecting real property disclosed in the Title Insurance Policies and which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f)                                    Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(i);

(g)                                 the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person;

(h)                                 Liens securing obligations in the nature of personal property financing leases for furniture, furnishings or similar assets, Capital Leases Obligations and other purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the obligations secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capital Leases;

(i)                                     Liens securing obligations in the nature of the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j)                                     all Liens, encumbrances and other matters disclosed in the Title Insurance Policies issued in connection with the Mortgages; and

(k)                                  such other title and survey exceptions as Administrative Agent has approved in writing in Administrative Agent’s reasonable discretion;

(l)                                     and, with respect to all other Collateral, Liens described in clauses (a) and (c) above.

8.02                           Investments.  Neither Parent nor Borrower shall have and shall not permit the Companies’ to have any Investments other than:

(a)                                  Investments in the form of cash or Cash Equivalents;

(b)                                 Investments existing on the date hereof and set forth on Schedule 6.13;

(c)                                  advances to officers, directors and employees of the Borrower and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(d)                                 Investments of the Guarantor and the Borrower in the form of Equity Interests and investments of the Borrower in any wholly-owned Subsidiary, and Investments of Borrower directly in, or of any wholly-owned Subsidiary in another wholly-owned Subsidiary which owns, real property assets which are functional industrial, manufacturing, warehouse/distribution and/or office properties located within the United States, provided in each case the Investments held by Borrower or Subsidiary are in accordance with the provisions of this Section 8.02 other than this Section 8.02(d);

(e)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(f)                                    Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates not to at any time exceed twenty-five (25%) of Total Asset Value;

(g)                                 Investments in mortgages and mezzanine loans not to at any time exceed fifteen percent (15%) of Total Asset Value;

(h)                                 Investments in unimproved land holdings and Construction in Progress not to at any time exceed ten percent (10%) of Total Asset Value;

(i)                                     Investments by the Parent for the redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Parent or Borrower now or hereafter outstanding to the extent permitted under Section 8.05 below;

(j)                                     Other Investments not to exceed at any time ten percent (10%) of Total Asset Value;

Provided, that the aggregate Investments of the types described in clauses (f) through (h) above shall not at any time exceed thirty percent (30%) of Total Asset Value.

8.03                           Fundamental Changes.  Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default has occurred and is continuing or would result therefrom:

(a)                                  any Loan Party (other Parent or Borrower) may merge with (i) Parent or Borrower, provided that Parent or Borrower, as applicable, shall be the continuing or surviving Person, or (ii) any other Loan Party, or (iii) any other Person provided that, if it owns a Borrowing Base Property and is not the surviving entity, then Borrower has complied with Section 4.09 to remove such Borrowing Base Property from the Borrowing Base;

(b)                                 any Loan Party (other than Parent or Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party;

(c)                                  any Loan Party may Dispose of a Property owned by such Loan Party in the ordinary course of business and for fair value; provided that if such Property is a Borrowing Base Property, then Borrower shall have complied with Section 4.09; and

(d)                                 Parent or Borrower may merge or consolidate with another Person so long as either Parent or Borrower, as the case may be, is the surviving entity, shall remain in pro forma compliance with the covenants set forth in Section 8.14 below after giving effect to such transaction, and Borrower obtains the prior written consent in writing of the Required Lenders in their sole discretion.

Nothing in this Section shall be deemed to prohibit the sale or leasing of Property or portions of Property in the ordinary course of business.

8.04                           Dispositions.  Each of the Parent, the Borrower or any Loan Party shall not make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Any other Dispositions of Properties or other assets in an arm’s length transaction; provided that (i) if such Property is a Borrowing Base Property, then Borrower shall have complied with Section 4.09 and (ii) the Borrower and the Parent will remain in pro forma compliance with the covenants set forth in Section 8.14 after giving effect to such transaction.

8.05                           Restricted Payments.  Each of Parent and Borrower shall not, nor shall it permit any other Company to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                                  each Subsidiary may make Restricted Payments to Parent, Borrower, and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                 any Company may declare and make dividend payments or other distributions payable solely in the common Equity Interests or other Equity Interests of such Company including (i) “cashless exercises” of options granted under any share option plan adopted by Parent, (ii) distributions of rights or equity securities under any rights plan adopted by Borrower or Parent, and (iii) distributions (or effect stock splits or reverse stock splits) with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

(c)                                  Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common Equity Interests or other Equity Interests; and

(d)                                 Parent may and Borrower may make any Permitted Distributions.

Notwithstanding the foregoing, notwithstanding the existence of any Default or Event of Default, any Company may make such dividends and payments to the Parent required in order for the Parent to be able to make, and the Parent shall be permitted to make, any Permitted Distributions described in clause (a) (ii) and (b)(ii) of the definition of Permitted Distributions.

8.06                           Change in Nature of Business.  Except for Investments permitted under Section 8.02, each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Companies on the date hereof or any business substantially related or incidental thereto.

8.07                           Transactions with Affiliates.  Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, enter into any transaction of any kind with any Affiliate of a Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Company at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

8.08                           Burdensome Agreements.  Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that directly or indirectly prohibits any Company from (a) creating or incurring any Lien on any Borrowing Base Property unless simultaneously therewith, such Borrowing Base Property is released from the Borrowing Base pursuant to Section 4.09, or (b) subject to rights of tenants under leases (i) that are approved in writing by Administrative Agent, (ii) that are subordinate to the Mortgage on the applicable Borrowing Base Property, or (iii) that do not materially and adversely affect Administrative Agent’s Liens on the applicable Borrowing Base Property or Administrative Agent’s ability to exercise its rights and remedies with respect to such Liens, transferring ownership of any Borrowing Base Property.

8.09                           Use of Proceeds.  Each of Parent and Borrower shall not, nor shall it permit any other Company to, directly or indirectly, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.10                           Borrowing Base Properties; Ground Leases.  Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly:

(a)                                  Allow the aggregate Occupancy Rate for all Borrowing Base Properties to be less than seventy five percent (75%).

(b)                                 Use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Borrowing Base Properties by any tenant, in any manner which violates any Law or which constitutes a public or private nuisance in any manner which would have a Material Adverse Effect or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with Section 7.07 commercially unreasonable (including by way of increased premium);

(c)                                  Without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), initiate or permit any zoning reclassification of any Borrowing Base Property or seek any variance under existing zoning ordinances applicable to any Borrowing Base Property or use or knowingly permit the use of any Borrowing Base Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Laws;

(d)                                 Without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), (i) impose any material easement, restrictive covenant, or encumbrance upon any Borrowing Base Property, (ii) execute or file any subdivision plat or condominium declaration affecting any Borrowing Base Property, or (iii) consent to the annexation of any Borrowing Base Property to any municipality;

(e)                                  Do any act, or suffer to be done any act by any Company or any of its Affiliates, which would reasonably be expected to materially decrease the value of any Borrowing Base Property as reflected in the most-recent Acceptable Appraisal (including by way of negligent act);

(f)                                    Without the prior written consent of all the Lenders (which consent shall not be unreasonably withheld or delayed), permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Borrowing Base Property regardless of the depth thereof or the method of mining or extraction thereof;

(g)                                 Allow there to be less than twelve (12) Borrowing Base Properties;

(h)                                 Allow the Total Asset Value of the Borrowing Base Properties to be less than One Hundred Million Dollars ($100,000,000.00);

(i)                                     Without the prior consent of the Lenders (which consent shall not be unreasonably withheld or delayed), surrender the leasehold estate created by any Acceptable Ground Lease or terminate or cancel any Acceptable Ground Lease or materially modify, change, supplement, alter, or amend any Acceptable Ground Lease, either orally or in writing;

(j)                                     Enter into any Contractual Obligations related to any Borrowing Base Property providing for the payment a management fee (or any other similar fee) to anyone other than a Company if, with respect thereto, the Administrative Agent has reasonably required that such fee be subordinated to the Obligations in a manner satisfactory to Administrative Agent, and an acceptable subordination agreement has not yet been obtained.

8.11                           Lease Approval.

(a)                                  Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, permit any Mortgagor to enter into or consent to any Major Lease unless approved by Administrative Agent prior to execution (such approval not to be unreasonably withheld or delayed).  The applicable Mortgagor shall provide to Administrative Agent a correct and complete copy of each Major Lease, including any exhibits, and any Guarantees thereof, prior to execution.  The Administrative Agent shall act on requests from Borrower for any approval under Section 8.11 in a commercially reasonable manner and shall use commercially reasonable efforts to respond to any such request within ten (10) Business Days following Administrative Agent’s receipt thereof.  Administrative Agent’s response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified conditions, or a request for further data or information, or any combination thereof.  In order to expedite the processing of requests for such approvals, the Borrower agrees to provide Administrative Agent with as much advance information as is possible in a commercially reasonable manner in advance of Borrower’s formal request for an approval.  If the request for approval contains printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE.  FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADMINISTRATIVE AGENT OF THE ACTION REQUESTED BY THE BORROWER AND RECITED ABOVE”

then in the event that the Administrative Agent does not approve, reject or request additional information regarding any such request for consent or acceptance within the later to occur of (a) ten (10) Business Days of the receipt by the Administrative Agent of such request and (a) ten (10) Business Days of the receipt by the Administrative Agent of all material information reasonably requested by the Administrative Agent during the ten (10) Business Day period following receipt of the request, the Administrative Agent shall be deemed to have approved or consented to the action requested in the request. Administrative Agent shall be provided, within ten (10) Business Days following execution thereof with a full and complete copy of the Lease.

(b)                                 Administrative Agent shall have the right to require each tenant under a Major Lease to execute and deliver an SNDA in form, content and manner of execution reasonably acceptable to Administrative Agent and, from time to time, an estoppel certificate in form and manner of execution reasonably acceptable to Administrative Agent.  Upon the Borrower’s request, Administrative Agent shall execute an SNDA with each tenant under any Lease upon:  (i) satisfaction of all landlord obligations under the applicable Lease such that the tenant has taken full possession of the leased premises and is obligated to pay rent, and (ii) receipt by Administrative Agent of a satisfactory estoppel certificate confirming the full performance of landlord obligations to date including, but not limited to, landlord obligations relating to the construction of tenant improvements, and the absence of any fact or circumstance which constitutes, or with the passage of time or giving of notice, or both, would constitute, a default under such Lease.

8.12                           Environmental Matters.  Each of Parent and Borrower shall not knowingly directly or indirectly:

(a)                                  Cause, commit, permit, or allow to continue (i) any violation of any Environmental Requirement by or with respect to any Borrowing Base Property or any use of or condition or activity on any Borrowing Base Property, or (ii) the attachment of any environmental Liens on any Borrowing Base Property, in each case, that could reasonably be expected to have a Material Adverse Effect; and

(b)                                 Place, install, dispose of, or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping, or release of, any Hazardous Material on any Borrowing Base Property in any manner that could reasonably be expected to have a Material Adverse Effect.  Any Hazardous Material disclosed in the Acceptable Environmental Report or otherwise permitted pursuant to any Lease affecting any Borrowing Base Property shall be permitted on any Borrowing Base Property so long as such Hazardous Material is maintained in compliance in all material respects with all applicable Environmental Requirements.

(c)                                  Place or install, or allow the placing or installation of any storage tank (or similar vessel) on any Borrowing Base Property except that any storage tank (or similar vessel or any replacement thereof) disclosed in the Acceptable Environmental Report or otherwise permitted pursuant to any Lease affecting any Borrowing Base Property shall be permitted on any Borrowing Base Property so long as such storage tank (or similar vessel) is maintained in compliance in all material respects with all applicable Environmental Requirements.

(d)                                 Use any Hazardous Material on any Borrowing Base Property except: (i) as reasonably necessary in the ordinary course of business; (ii) in compliance with applicable Environmental Requirements; and (iii) in such a manner which could not reasonably be expected to have a Material Adverse Effect.

8.13                           Negative Pledge; Indebtedness.  Each of Parent and Borrower shall not permit:

(a)                                  The Equity Interests of Borrower held by Parent to be subject to any Lien.

(b)                                 Any Person (other than Parent or Borrower) that directly or indirectly owns Equity Interests in any Subsidiary Guarantor to (i) incur any Indebtedness (whether Recourse Indebtedness or Non-Recourse Indebtedness) (other than Indebtedness listed on Schedule 8.13), (ii) provide Guarantees to support Indebtedness (other than Indebtedness listed on Schedule 8.13), or (iii) have its Equity Interests subject to any Lien or other encumbrance (other than in favor of the Administrative Agent).

(c)                                  Any Mortgagor that owns a Borrowing base Property to (i) incur any Indebtedness (whether Recourse Indebtedness or Non-Recourse Indebtedness) or (ii) provide Guarantees to support Indebtedness (other than, in each case, Indebtedness secured by Liens permitted by Section 8.01).

8.14                           Financial Covenants.  Parent shall not, directly or indirectly, permit:

(a)                                  Maximum Leverage Ratio.  As of the last day of any fiscal quarter, the Consolidated Leverage Ratio to exceed fifty-five percent (55%), provided such percentage may be in excess of  fifty-five percent (55%) but not greater than sixty percent (60%) for two (2) consecutive quarters on or prior to March 31, 2013, once during the term of this Agreement.

(b)                                 Maximum Recourse Indebtedness.  As of the last day of any fiscal quarter, Recourse Indebtedness of the Parent and the Borrower (excluding Indebtedness under this Agreement) to exceed fifteen percent (15%) of Total Asset Value of the Companies.

(c)                                  Minimum Fixed Charge Ratio.  As of the last day of any fiscal quarter, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges, in each case for the Parent, on a consolidated basis, for the fiscal quarter then ended, annualized, to be less than 2.0 to 1.0, decreasing to 1.75 to 1.0 if the Appraisal Condition is satisfied.

(d)                                 Minimum Tangible Net Worth.  As of the last day of any fiscal quarter, Tangible Net Worth of Parent, on a consolidated basis, to be less than the sum of (i) $244,575,000.00, plus (ii) seventy-five percent (75%) of net proceeds of any Equity

Issuances received by Parent or Borrower after the Closing Date (other than proceeds received within ninety (90) days after the redemption, retirement or repurchase of ownership or equity interests in Borrower or Parent, up to the amount paid by Borrower or Parent in connection with such redemption, retirement or repurchase, where, for the avoidance of doubt, the net effect is that neither Borrower nor Parent shall have increased its Net Worth as a result of any such proceeds).

Article IX.
Events of Default and Remedies

9.01                           Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) days after the same becomes due, any interest on any Loan or on any L/C Obligation due hereunder, except that there shall be no grace period for interest due on the Maturity Date, or (iii) within ten (10) days after notice from Administrative Agent, any other amount payable to Administrative Agent, L/C Issuer, Swing Lender or any Lender hereunder or under any other Loan Document except that there shall be no grace period for any amount due the Maturity Date; or

(b)                                 Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.11 or Article VIII (other than Sections 8.10(a) (b), (c) and (e), or 8.12) or Parent fails to perform or observe any term, covenant or agreement contained in the Parent Guaranty or any Subsidiary Guarantor fails to perform or observe any term, covenant or agreement contained in the Subsidiary Guaranty; or

(c)                                  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, or 7.10 and such failure continues unremedied for ten (10) Business Days after such failure has occurred; or

(d)                                 Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b), or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for thirty (30) days after the earlier of notice from Administrative Agent or the actual knowledge of the Loan Party, and in the case of a default that cannot be cured within such thirty (30) day period despite Borrower’s diligent efforts but is susceptible of being cured within ninety (90) days of Borrower’s receipt of Administrative Agent’s original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Borrower’s receipt of Administrative Agent’s original notice, subject in each instance to the Borrower’s remedial rights under Section 7.12(c); or

(e)                                  Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made and shall not be cured or remedied so that such representation, warranty, certification or statement of fact is no longer incorrect or misleading within ten (10) days after the earlier of notice from Administrative Agent or the actual knowledge of any Loan Party thereof; or

(f)                                    Cross-Default.  (i) Any Company (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after the expiration of any applicable grace periods, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness or more than the Threshold Amount to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Company is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Company is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Company as a result thereof is greater than the Threshold Amount; or

(g)                                 Insolvency Proceedings, Etc.  Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(h)                                 Inability to Pay Debts; Attachment.  (i) Parent or Borrower becomes unable to pay its debts as they become due, or any Loan Party admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Loan Party and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i)                                     Judgments.  There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or

(ii) any one or more non-monetary final judgments that have, or would have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would result in liability of any Company  under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k)           Invalidity of Loan Documents.  Any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in all material effects, or any Lien on a material portion of the Collateral granted under any Security Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect and as to any such Lien, such Lien remains outstanding for thirty (30) days notice from Administrative Agent; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any Lien granted under any Security Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any  Loan Document or any Lien granted under any Security Document; or

(l)            REIT Status of Parent.  Parent ceases to be treated as a REIT in any taxable year after December 31, 2011 or the Parent Shares shall fail to be listed and traded on the New York Stock Exchange; or

(m)          Change of Control.  There occurs any Change of Control.

9.02         Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender (including the Swing Line Lender) to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)           require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and L/C Issuer all rights and remedies available to it, the Lenders and L/C Issuer under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

9.03         Application of Funds.  After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, Swing Line Lender, and L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders, Swing Line Lender, and L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings, Administrative Agent Advances, and other Obligations, ratably among the Lenders, and L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Administrative Agent Advances, Swing Line Loans, and L/C Borrowings, ratably among the Lenders, Swing Line Lender, and L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Obligations have been paid in full, to Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Swing Line Loans and/or Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Swing Line Loans and/or Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Swing Line Loans and/or Letters of

Credit have either been fully drawn or expired, such remaining amount shall be promptly applied to the other Obligations, if any, in the order set forth above.

Article X.
Administrative Agent

10.01       Appointment and Authority.  Each of the Lenders, Swing Line Lender, and L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders, Swing Line Lender, and L/C Issuer, and neither Borrower nor any other Company shall have rights as a third party beneficiary of any of such provisions other than with respect to Section 10.06.

10.02       Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Company or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03       Exculpatory Provisions.  Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct.  Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or L/C Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

10.04       Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05       Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06       Resignation of Administrative Agent.

(a)           Administrative Agent may at any time give notice of its resignation to the Lenders, L/C Issuer, Parent and Borrower, and shall give such notice upon the request of the Borrower if the Administrative Agent, in its capacity as a Lender, is a Defaulting Lender.  Upon receipt of any such notice of resignation, Required Lenders shall have the right, with the consent of Parent and Borrower (such consent not to be unreasonably withheld or delayed) so long as no Event of Default exists, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the Swing Line Lender, and L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Parent, Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders, the Swing Line Lender, or L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender, the Swing Line Lender, and L/C Issuer directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) unless all outstanding Letters of Credit are returned to the L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07       Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08       No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Syndication Agent, Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or L/C Issuer hereunder.

10.09       Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, L/C Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, L/C Issuer and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, L/C Issuer and Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swing Line Lender, and L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swing Line Lender, and L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swing Line Lender, or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the Swing Line Lender, or L/C Issuer to authorize Administrative Agent to vote in respect of the claim of any Lender, the Swing Line Lender, or L/C Issuer in any such proceeding.

10.10       Collateral and Guaranty Matters.  The Lenders, the Swing Line Lender, and L/C Issuer irrevocably authorize Administrative Agent, at its option and in its discretion,

(a)           to transfer or release any Lien on any Collateral (i) upon termination of the Aggregate Commitments and payment and satisfaction in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of

Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent, the Swing Line Lender, and L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 11.01, if approved, authorized or ratified in writing by Required Lenders, (iv) in accordance with the provisions of Section 4.09, or (v) after foreclosure or other acquisition of title if approved by Required Lenders;

(b)           to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty if such Person, or the limited partnership in which such Person is the general partner, ceases to own a Borrowing Base Property; and

(c)           if all or any portion of the Collateral is acquired by foreclosure or by deed in lieu of foreclosure, Administrative Agent shall take title to the collateral in its name or by an Affiliate of Administrative Agent, but for the benefit of all Lenders in their Applicable Percentages on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure.  Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral so acquired.

Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

10.11       Administrative Agent Advances.

(a)           Administrative Agent is hereby authorized by Parent, Borrower, and Lenders, from time to time, in Administrative Agent’s sole discretion, to make advances under this Agreement, or otherwise expend funds, on behalf of Lenders (“Administrative Agent Advances”), (i)  to pay any costs, fees, and expenses as described in Section 11.04(a), (ii) when Administrative Agent reasonably deems necessary to preserve or protect the Collateral or any portion thereof (including with respect to property taxes and insurance premiums) and (iii) to pay any costs, fees, or expenses in connection with the operation, management, improvements, maintenance, repair, sale, or disposition of any Borrowing Base Property, (A) after the occurrence of an Event of Default, or (B) subject to Section 10.10, after acquisition of all or a portion of the Collateral by foreclosure or otherwise; provided that Administrative Agent Advances (other than to pay taxes and insurance with respect to the Borrowing Base Properties) shall not exceed $5,000,000 in the aggregate without the prior consent of Required Lenders.`

(b)           Administrative Agent Advances shall constitute obligatory advances of Lenders under this Agreement, shall be repayable by Borrower within ten (10) Business Days after demand, secured by the Collateral, and shall bear interest as provided for herein.  Administrative Agent shall notify each Lender in writing of each Administrative Agent Advance.  Upon receipt of notice from Administrative Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such Lender’s Applicable Percentage of the outstanding principal amount of such Administrative Agent Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 4:00 p.m. on the day Administrative Agent provides Lenders with notice of the making of such

Administrative Agent Advance if Administrative Agent provides such notice on or before 1:00 p.m., or (ii) on or before 1:00 p.m. on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 1:00 p.m.

Article XI.
Miscellaneous

11.01       Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 5.01(a) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to a Lender or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided that only the consent of Required Lenders shall be necessary  to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)           change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)           release all or substantially all of the value of the Collateral without the written consent of each Lender, except to the extent the release of such Collateral is permitted pursuant to Sections 4.09 or 10.10 (in which case such release may be made by Administrative Agent acting alone); or

(h)           release all or substantially all of the value of the Guaranties without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Sections 4.09 or 10.10 (in which case such release may be made by Administrative Agent acting alone);

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by L/C Issuer in addition to the Lenders required above, affect the rights or duties of L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; and (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iv)  the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

11.02       Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Borrower, Administrative Agent, Swing Line Lender or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to Borrower, any Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) resulting therefrom.

(d)           Change of Address, Etc.  Each of Borrower, Administrative Agent, Swing Line Lender and L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, Swing Line Lender and L/C Issuer.  In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its Equity Interests for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer, Swing Line Lender and Lenders.  Administrative Agent, L/C Issuer, Swing Line Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify Administrative Agent, L/C Issuer, Swing Line Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03       No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, L/C Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and L/C Issuer; provided that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any

Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of Required Lenders, enforce any rights and remedies available to it and as authorized by Required Lenders.

11.04       Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  Each Loan Party shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including (a) the reasonable fees, charges and disbursements of counsel for Administrative Agent; (b) fees and charges of each consultant, inspector, and engineer; (c) appraisal, re appraisal and survey costs; (d) title insurance charges and premiums; (e) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches; (f) judgment and tax lien searches for Borrower and each Guarantor; (g) escrow fees; (h) fees and costs of environmental investigations site assessments and remediations; (i) recordation taxes, documentary taxes, transfer taxes and mortgage taxes; and (j) filing and recording fees), in connection with the initial syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by Administrative Agent, any Lender or L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for Administrative Agent, any Lender (only if a Default shall be in existence) or L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification.  Parent and Borrower shall jointly and severally indemnify Administrative Agent (and any sub-agent thereof), each Lender and L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party resulting from any action, suit, or proceeding relating to (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Damages related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee or (x) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. or (y) for which an Indemnitee has been compensated pursuant to the terms of this Agreement, the Fee Letter or the Mandate Letter, or (z) to the extent based upon contractual obligations of such Indemnitee owing by such Indemnitee to any third party which are not expressly set forth in this Agreement.

(c)           Environmental Indemnity.  Each Loan Party hereby, jointly and severally, assumes liability for, and covenants and agrees at its sole cost and expense to protect, defend (at trial and appellate levels), indemnify and hold the Indemnitees harmless from and against, and, if and to the extent paid, reimburse them on demand for, any and all Environmental Damages.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ENVIRONMENTAL DAMAGES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF, OR ARE CLAIMED TO BE CAUSED BY OR ARISE OUT OF, THE NEGLIGENCE OR STRICT LIABILITY OF SUCH (AND/OR ANY OTHER) INDEMNITEE.  HOWEVER, SUCH INDEMNITY SHALL NOT APPLY TO A PARTICULAR INDEMNITEE TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS (W) CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT PARTICULAR INDEMNITEE OR ANY RELATED PARTY OF SUCH INDEMNITEE AS DETERMINED IN A NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION, (X) INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES UNLESS SUCH DAMAGES WERE IMPOSED UPON SUCH INDEMNITEE AS A RESULT OF ANY CLAIMS MADE AGAINST SUCH INDEMNITEE BY A GOVERNMENTAL ENTITY OR ANY OTHER THIRD PARTY (Y) RESULTS FROM ANY CLAIMS RELATED TO ANY REMEDIAL WORK PERFORMED BY OR ON BEHALF OF ANY PERSON (OTHER THAN BORROWER OR ANOTHER LOAN PARTY) SO INDEMNIFIED TO THE EXTENT THAT SUCH REMEDIAL WORK WAS NOT REQUIRED UNDER ANY APPLICABLE ENVIRONMENTAL LAW OR (Z)  AFTER THE RELEASE DATE, ANY ENVIRONMENTAL DAMAGES OR ENVIRONMENTAL CLAIM THAT ARE (A) BASED ON AN EVENT THAT OCCURS SOLELY AFTER SUCH RELEASE DATE, AND (B) THAT IS IN NO WAY RESULTING FROM ANY STATE OF FACTS OR CONDITION THAT EXISTED ON OR BEFORE SUCH RELEASE DATE. Upon demand by Administrative Agent, L/C Issuer or any Lender, the applicable Loan Party shall diligently defend any Environmental Claim which affects a Borrowing Base Property or is made or commenced against Administrative Agent, L/C Issuer or Lenders, whether alone or together with any other Loan Party or any other person, all at the Loan Parties’ own cost and expense and by counsel to be approved by Administrative Agent in the exercise of its reasonable judgment which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, if the defendants in a claim include any Loan Party and any Indemnitee shall have reasonably concluded that (a) there are legal defenses available to it that are materially different from those available to such Loan Party, (b) the use of the counsel engaged by Parent and Borrower would present such counsel with a conflict of interest, or (c) the counsel engaged by Parent and Borrower are not properly representing the Indemnitee’s interests or were not promptly provided, any Indemnitee may, at the sole cost and expense of Parent and Borrower, engage its own counsel to assume its legal defenses and to defend or assist it, and, at the option of such Indemnitee, its counsel may act as co-counsel in connection with the resolution of any Indemnified Claim; provided, however, that no compromise or settlement, which would impose upon any Loan Party any liabilities, obligations, losses, damages, and/or penalties, shall be entered into without the consent of Parent and Borrower, which consent shall not be unreasonably withheld and, provided, further, that Parent and Borrower shall not be liable for the expenses of more than one separate counsel for all Indemnitees unless an Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnitee and which legal defenses raise ethical and/or legal considerations which warrant separate counsel, provide that such Indemnitee shall make reasonable attempts to ensure that any environmental disbursements and legal expenses are not duplicative.  Notwithstanding anything to the contrary contained above:

(i)            The Indemnitees will endeavor to give Borrower notice of any Environmental Damage within thirty (30) days after an Indemnitee receives written notice of that Environmental Damage.  However, if the Indemnitees fail to give Borrower timely notice of such Environmental Damage or otherwise default in their obligations under this Section 11.04(c) or Section 7.12, the Indemnitees shall retain the right to defend and control the settlement of the Environmental Damage.  The Loan Parties’ sole remedy for such a default by the Indemnitees shall be to offset against the indemnification liability otherwise payable by the Loan Parties to the Indemnitees the amount of damages actually suffered by the  Loan Parties as a result of the late notice or other default by the Indemnitees under this Section 11.04(c).

(ii)           The Loan Parties shall have the right to elect to defend and control the settlement of any Environmental Damage if each of the following conditions is satisfied:

(A)          The Environmental Damage seeks only monetary damages and does not seek any injunction or other equitable relief against the Indemnitees;

(B)           The Loan Parties unconditionally acknowledge in writing, in a notice of election to contest or defend the Environmental Damage given to the Indemnitees within ten (10) days after the Indemnitees give the Borrower notice of the Environmental Damage, that the Loan Parties are obligated to indemnify the Indemnitees in full, but subject to the limitations, as set forth in this Section 11.04(c) above with respect to the Environmental Damage;

(C)           No Event of Default is then in existence under the Loan Documents;

(D)          The counsel chosen by the Loan Parties to defend the Environmental Damage is reasonably satisfactory to the Administrative Agent; and

(E)           If reasonably requested by the Administrative Agent, the Loan Parties furnish the Indemnitees with a letter of credit, surety bond, or similar security in form and substance satisfactory to the Indemnitees in an amount sufficient to secure the Loan Parties’ potential indemnity liability to the Indemnitees in the full amount of the Environmental Damage.

(iii)          If the Loan Parties elect to defend against an Environmental Damage, the Indemnitees shall, at their own expense, be entitled to participate in (but not control) the defense of, and receive copies of all pleadings and other papers in connection with, such Environmental Damage.  If the Loan Parties do not, or are not entitled to, elect to defend an Environmental Damage in conformity with the requirements of this Section, the Indemnitees shall be entitled to defend or settle (or both), with the reasonable approval of the Borrower unless an Event of Default is in existence, that Environmental Damage on such terms as the Indemnitees for that Environmental Damage shall be satisfied in the manner provided for in this Section 11.04(c).

(iv)          The Indemnitees will permit the Loan Parties to control the settlement of an Environmental Damage only if: (A) the terms of the settlement require no more than the payment of money - that is, the settlement does not require the Indemnitees to admit any wrongdoing or take or refrain from taking any action; (B) the full amount of the monetary settlement will be paid by the Loan Parties; and (C) the Indemnitees receive, as part of the settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance reasonably satisfactory to the Indemnitees, providing that the Environmental Damage and any claimed liability of the Indemnitees with respect to it being fully satisfied because of the settlement and that the Indemnitees are being released from any and all obligations or liabilities they may have with respect to the Environmental Damage.

(d)           Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fails to indefeasibly pay any amount required under subsection (a), (b) or (c) of this Section to be paid by the Loan Parties to Administrative Agent (or any sub-agent thereof), L/C Issuer or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.12(d).

(e)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f)            Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(g)           Survival.  The agreements in this Section shall survive the resignation of Administrative Agent, Swing Line Lender and L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05       Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, L/C Issuer or any Lender, or Administrative Agent, L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06       Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may, at no cost or expense to any Loan Party, at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations or Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 and the amount assigned to the Eligible Assignee shall not be less than $10,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned except that this clause (ii) shall not apply to rights in respect of the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;

(B)           the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)           the consent of L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)          the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to Parent or Borrower or any of their Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment, provided any such release of the assigning Lender hereunder in connection with an assignment to any Affiliate or an Approved Fund shall be subject to such Affiliate’s or Related Fund’s reasonable establishment of its financial capability to meet its obligations as a Lender hereunder at the time of such assignment.  Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Parent or Borrower or any of their Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer and Swing Line Lender.  In the event of any such resignation as L/C Issuer and Swing Line Lender, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer and Swing Line Lender hereunder; provided that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer and Swing Line Lender.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender and (b) unless all outstanding Letters of Credit are returned to the L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07       Treatment of Certain Information; Confidentiality.  Each of Administrative Agent, the Lenders and L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives actively involved in the origination, syndication, closing, administration or enforcement of the Loans, (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process so long as Administrative Agent, LC Issuer and any Lender, as the case may be, requests confidential treatment of such Information to the extent permitted by Law (provided that the requesting Administrative Agent, L/C Issuer or Lender shall not be responsible for the failure by any such party to keep the Information confidential), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(e), or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations hereunder, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower provided that the source of such information was not at the time known to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such Information.  For purposes of this Section, “Information” means all information received from any Company relating to any Company or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by any Company, provided that in the case of information received from any Company after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent, the Lenders and L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and L/C Issuer is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or L/C Issuer to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and L/C Issuer under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and L/C Issuer may have.  Each Lender and L/C Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when

Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11       Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or L/C Issuer or Swing Line Lender then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13       Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           Borrower shall have paid to Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (excluding, in the case of any Defaulting Lender, any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

11.14       Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH OF PARENT, BORROWER, AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH OF PARENT, BORROWER, AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02, PROVIDED THAT, IN THE CASE OF SERVICE ON ANY LOAN PARTY A COPY IS ALSO DELIVERED TO KATHRYN ARNONE, GENERAL COUNSEL FOR PARENT AND BORROWER.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16       No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Parent, Borrower, and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by Administrative Agent and Lead Arranger are arm’s-length commercial transactions between Parent, Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent and Lead Arranger, on the other hand, (B) each of Parent, Borrower, and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) Administrative Agent and Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent, Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent nor Lead Arranger has any obligation to Parent, Borrower, any other Loan Party, or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent, Borrower, the other Loan Parties, and their respective Affiliates, and neither Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests to Parent, Borrower, any other Loan Party, or any of their respective Affiliates.  To the fullest extent permitted by Law, each of Parent, Borrower, and the other Loan Parties hereby waives and releases any claims that it may have against Administrative Agent and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17       Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18       USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.  Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19       ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	STAG Industrial GP, LLC, a Delaware limited liability company, its General Partner

By:	/s/ Kathryn Arnone
	Name:	Kathryn Arnone
	Title:	Authorized Signatory

PARENT:

STAG INDUSTRIAL, INC., a Maryland corporation

By:	/s/ Kathryn Arnone
	Name:	Kathryn Arnone
	Title:	Executive Vice President

Signature Page to

STAG Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Jane E. Huntington
Name:	Jane E. Huntington
Title:	Senior Vice President

Signature Page to

STAG Credit Agreement

BANK OF AMERICA, N.A., as Lender, L/C Issuer and Swing Line Lender

By:	/s/ Jane E. Huntington
Name:	Jane E. Huntington
Title:	Senior Vice President

Signature Page to

STAG Credit Agreement

ROYAL BANK OF CANADA, as Lender

By:	/s/ Dan LePage
Name:	Dan LePage
Title:	Authorized Signatory

Signature Page to

STAG Credit Agreement

JP MORGAN CHASE BANK, N.A., as Lender

By:	/s/ Wanda Chin
Name:	Wanda Chin
Title:	Senior Credit Executive

Signature Page to

STAG Credit Agreement

RBS CITIZENS, N.A., as Lender

By:	/s/ John J. Quintal
Name:	John J. Quintal
Title:	Senior Vice President

Signature Page to

STAG Credit Agreement

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director Banking Products Services, US

Signature Page to

STAG Credit Agreement

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
BANK OF AMERICA, N.A.	$20,000,000.00	20.00%
ROYAL BANK OF CANADA	$20,000,000.00	20.00%
JP MORGAN CHASE BANK, N.A.	$20,000,000.00	20.00%
RBS CITIZENS, N.A.	$20,000,000.00	20.00%
UBS LOAN FINANCE, LLC	$20,000,000.00	20.00%
Total	$100,000,000	100.000000000%

SCHEDULE 4.01

INITIAL BORROWING BASE PROPERTIES

Property	Location	Owner

4750 Country Road 13 NE, Alexandria, MN	Minnesota	STAG IV Alexandria, LLC
21 Schoodic Drive, Belfast, ME 32 Katahdin Avenue (f/k/a One Hatley Road), Belfast, ME	Maine	STAG IV Belfast, LLC
60 Industrial Parkway, Cheektowaga, NY	New York	STAG IV Cheektowaga, LLC
1187 Telcom Drive, Creedmoor, NC	North Carolina	STAG IV Creedmoor, LLC
1355 Lebanon Road, Danville KY 1707 Shorewood Road, LaGrange, GA	Kentucky, Georgia	STAG IV Danville, LLC
200 Woodside Drive, Lexington, NC	North Carolina	STAG IV Lexington, LLC
1500 Prodelin Drive, Newton, NC	North Carolina	STAG IV Newton, LLC
405 Keystone Drive, Warrendale, PA	Pennsylvania	STAG IV Pittsburgh 2, LLC
700 Waterfront Drive, Pittsburgh, PA	Pennsylvania	STAG IV Pittsburgh, LLC
300 Forum Parkway, Rural Hall, NC	North Carolina	STAG IV Rural Hall, LLC
5160 & 5180 Greenwich Road, Seville, OH	Ohio	STAG IV Seville, LLC (f/k/a STAG III Seville, LLC)
1615 Commerce Drive, Sun Prairie, WI	Wisconsin	STAG IV Sun Prairie, LLC
101 Apron Road, Waco, TX	Texas	STAG IV Waco, LP

SCHEDULE 6.06

LITIGATION

None

SCHEDULE 6.09

ENVIRONMENTAL MATTERS

As disclosed in the Environmental Reports delivered to the lenders.

SCHEDULE 6.13

SUBSIDIARIES AND
OTHER EQUITY INVESTMENTS
AND EQUITY INTERESTS IN BORROWER AND EACH MORTGAGOR

Part (a).          Subsidiaries.

Parent

Direct Subsidiaries:

STAG Industrial GP, LLC (100%)

Borrower (63.97% of the limited partnership interests)

Indirect Subsidiaries:

All held through Borrower (see below)

Borrower

Direct Subsidiaries:

STAG Industrial Management, LLC (99%)

STAG Industrial Holdings, LLC (100%)

STAG Investments Holdings III, LLC (100%)

STAG Investments Holdings IV, LLC (100%)

STAG GI Investments Holdings, LLC (100%)

STAG Capital Partners, LLC (100%)

STAG Capital Partners III, LLC (100%)

STAG Industrial TRS, LLC (100%)

Indirect Subsidiaries:

Guarantor Subsidiaries/ Mortgagors (100%)

STAG III Albion, LLC (100%).

STAG III Mason, LLC (100%).

STAG III St. Louis, LLC (100%).

STAG III Tavares, LLC (100%).

STAG III Daytona Beach, LLC (100%).

STAG III Malden, LLC (100%).

STAG III Great Bend, LLC (100%)

STAG III Milwaukee, LLC (100%).

STAG III Youngstown, LLC (100%).

STAG III Round Rock, L.P. (100%).

STAG III Chesterfield, LLC (100%).

STAG III Arlington, L.P. (100%).

STAG III Farmington, LLC (100%).

STAG III Cincinnati, LLC (100%).

STAG III Appleton, LLC (100%).

STAG III Jefferson, LLC (100%).

STAG III Elkhart, LLC (100%).

STAG III Holland 2, LLC (100%).

STAG III Fairfield, LLC (100%).

STAG III Mayville, LLC (100%).

STAG III Milwaukee 2, LLC (100%).

STAG III Jackson, LLC (100%).

STAG III Maryland Borrower, LLC (100%).

STAG III Pocatello, LLC (100%).

STAG III Canton, LLC (100%).

STAG III Rapid City, LLC (100%).

STAG III Amesbury, LLC (100%).

STAG III Holland, LLC (100%).

STAG III Sergeant Bluff, LLC (100%).

STAG III Lewiston, LLC (100%).

STAG III Pensacola, LLC (100%).

STAG III Boardman, LLC (100%).

STAG III Twinsburg, LLC (100%).

STAG III Newark, LLC (100%).

STAG III Dayton, LLC (100%).

STAG GI O’Fallon, LLC (100%).

STAG GI Goshen, LLC (100%).

STAG GI Charlotte, LLC (100%).

STAG GI Charlotte 2, LLC (100%).

STAG GI Madison, LLC (100%).

STAG GI Walker, LLC (100%).

STAG GI Vonore, LLC (100%).

STAG GI Rogers, LLC (100%).

STAG GI Streetsboro, LLC (100%).

STAG GI Salem, LLC (100%).

STAG GI New Jersey, LLC (100%).

Part (b).          Other Equity Investments.

The Parent’s and Borrower’s Equity Investments are all listed in Part(a) above.

Part (c).          Owners of Equity Interests in each Mortgagor.

Each Mortgagor is owned 100% either by STAG Industrial Holdings, LLC or STAG Investments Holdings IV, LLC

SCHEDULE 6.18

INTELLECTUAL PROPERTY MATTERS

None

SCHEDULE 8.01

EXISTING LIENS

None.

SCHEDULE 8.13

Indebtedness

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

PARENT AND BORROWER:

c/o  STAG Industrial, Inc.

99 High Street, 28th Floor

Boston, Massachusetts 02110

Attention: Kathryn Arnone, Esq. General Counsel

Telephone: 617-226-4952

Telecopier: 617-574-0052

Electronic Mail: karnone@stagcapital.com

Website Address: stagcapital.com

U.S. Taxpayer Identification Number for Parent: 27-3099608

U.S. Taxpayer Identification Number for Borrower: 27-1536464

with a copy to:

DLA Piper LLP (US)

33 Arch Street, 26th Floor

Boston, MA  02110

Attention: John Sullivan, Esq.

Telephone: 617-406-6000

Telecopier: 617-406-6100

Electronic Mail:            john.sullian@dlapiper.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
225 Franklin Street
MA1-225-02-04, 2nd Floor
Boston, Massachusetts  02110
Attention:  Andrew B. Rosen
Telephone:  (617) 346-4241
Telecopier:   (617) 346.5025
Electronic Mail:  andrew.rosen@baml.com
Account No.:
Ref:
ABA#

L/C ISSUER:

Bank of America, N.A.
Global Trade Operation
1000 W Temple St
Los Angeles, CA 90012-1514
Attention: Stella Rosales
Telephone: 1-800-541-6096 option 1
Telecopier: 213-457-8841
Electronic Mail:  los_angeles_standby_lc@bankofamerica.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                        ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 20, 2011 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (“Borrower”), STAG Industrial, Inc., a Maryland corporation (“Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lenders and L/C Issuer.

The undersigned hereby requests (select one):

☐            A Committed Borrowing of Committed Loans  ☐  A conversion or continuation of Committed Loans

1.             On                                                          (a Business Day).

2.             In the amount of $                                        .

3.             Comprised of                                                                 .

[Type of Loan requested]

4.             For Eurodollar Rate Loans:  with an Interest Period of [one (1)][three (3)][six (6)] month(s).

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

BORROWER:

STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	STAG Industrial GP, LLC, its General Partner

By:
Name:
Title:

EXHIBIT A-1

FORM OF SWING LINE LOAN NOTICE

Date:                        ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 20, 2011 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (“Borrower”), STAG Industrial, Inc., a Maryland corporation (“Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests (select one):

☐            A Swing Line Borrowing of Swing Line Loans

1.             On                                                          (a Business Day).

2.             In the amount of $                                        .

The Swing Line Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

BORROWER:

STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	STAG Industrial GP, LLC, its General Partner

By:
Name:
Title:

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to                                            or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to Borrower under that certain Credit Agreement, dated as of April 20, 2011 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, STAG Industrial, Inc., a Maryland corporation and the sole member of the sole general partner of Borrower (“Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to Administrative Agent for the account of Lender in Dollars in immediately available funds at Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranties and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BORROWER:

STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	STAG Industrial GP, LLC, its General Partner

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:               ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 20, 2011 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (“Borrower”), STAG Industrial, Inc., a Maryland corporation and the sole member of the sole general partner of Borrower (“Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                of Parent, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Parent, for itself and as general partner of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Parent has delivered the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             Parent has delivered the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of Parent ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Companies in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Companies during the accounting period covered by such financial statements.

3.             A review of the activities of the Companies during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Companies performed and observed all of their Obligations under the Loan Documents, and

[select one:]

[during such fiscal period each Company has performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.             The representations and warranties of Parent and Borrower contained in Article VI of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 6.05(b) shall be deemed to refer to the most-recent statements furnished pursuant to Section 7.01(a) and/or Section 7.01(b) of the Agreement, in each case, including the statements delivered in connection with this Compliance Certificate.

5.             The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                               , 20    .

BORROWER:

STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	STAG Industrial GP, LLC, its General Partner

By:
Name:
Title:

PARENT:

STAG INDUSTRIAL, INC., a Maryland corporation

By:
Name:
Title:

For the Quarter/Year ended                                       (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 8.14(a) — Maximum Leverage Ratio.

	A.	Consolidated Total Debt as of the Statement Date:	$

	B.	Total Asset Value as of the Statement Date ( See Schedule 2):	$

	C.	Consolidated Leverage Ratio (Line I.A divided by Line I.B):	%

		Maximum permitted:	55%/60%

II.	Section 8.14(b) — Maximum Recourse Indebtedness.

	A.	Recourse Indebtedness as of the Statement Date:	$

	B.	Excluded Funded Debt as of the Statement Date:	$

	C.	Indebtedness under the Agreement as of the Statement Date:	$

	D.	Adjusted Recourse Indebtedness (Line II.A minus (Line II.B plus Line II.C)):	$

	E.	Total Asset Value as of the Statement Date:	$

	F.	Ratio of Line II.D divided by Line II.E:	%

		Maximum permitted:	15%

III.	Section 8.14(c) — Minimum Fixed Charge Ratio.

	A.	Consolidated EBITDA for fiscal quarter then ended, annualized (t he “Subject Period”) (See Schedule 2):	$

	B.	Consolidated Fixed Charges for fiscal quarter then ended, annualized (See Schedule 2):	$

	C.	Fixed Charge Ratio (Line III.A. divided by Line III.B):	to 1

		Minimum required:	2.00 to 1/1.75 to 1

IV.	Section 8.14(d) — Minimum Tangible Net Worth.

	A.	Tangible Net Worth as of the Closing Date multiplied by 85%:	$

	B.	Net proceeds of Equity Issuances by the Companies from the Closing Date to the Statement Date (subject to exclusion as provided in Section 8.14(d)) multiplied by 75%:	$

	C.	Minimum Tangible Net Worth (Line IV.A plus Line IV.B):	$

	D	Tangible Net Worth as of the Statement Date:		$

	E.	[Excess][Deficiency] for covenant compliance (Line IV.D minus Line IV.C):		$

V.	Availability.

	A.	Prior to Satisfaction of Appraisal Condition

		1.	Aggregate Borrowing Base Values times 40%	$

		2.	Implied Loan Amount	$

		3.	Borrowing Base (lesser of 1 and 2)	$

	B.	Post-Satisfaction of Appraisal Condition

		1.	Aggregate Appraised Values times 55%	$

		2.	Implied Loan Amount	$

		3.	Borrowing Base (lesser of 1 and 2)	$

For the Quarter/Year ended                                       (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

CALCULATION OF TOTAL ASSET VALUE, CONSOLIDATED EBITDA, ADJUSTED

NOI, CONSOLIDATED FIXED CHARGES, AVAILABILITY, ETC.

(all in accordance with the definition for such term

as set forth in the Agreement)

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Commitment described below (including the Letters of Credit included in such Commitment) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

(1)                                  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)                                  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)                                  Select as appropriate.

(4)                                  Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.             Assignor[s]:

2.             Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.             Borrower:               STAG Industrial Operating Partnership, L.P., a Delaware limited partnership

4.             Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.             Credit Agreement:                Credit Agreement, dated as of April 20, 2011 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Credit Agreement, among Borrower, STAG Industrial, Inc., Maryland corporation (“Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

6.             Assigned Interest[s]:(5)

Assignor[s](6)	Assignee[s](7)	Aggregate Amount of Commitment/Loans for all Lenders(8)	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans(9)		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.            Trade Date:           ](10)

Effective Date:                                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

(5)                                 The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.

(6)                                  List each Assignor, as appropriate.

(7)                                  List each Assignee, as appropriate.

(8)                                  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)                                  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(10)                            To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](11) Accepted:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Name:
Title:

(11)                            To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:](12)

STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	STAG Industrial GP, LLC, Inc.,
its General Partner

By:
Name:
Title:

(12)                            To be added only if the consent of Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                       Representations and Warranties.

1.1.                              Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                              Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most-recent financial statements delivered pursuant to Section 7.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                       Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

EXHIBIT E

BORROWING BASE REPORT

To:                              Bank of America, N.A., as Administrative Agent

Date:                    ,

A.	Aggregate Borrowing Value of all Borrowing Base Properties (See Schedule I):	$

B.	Borrowing Value Borrowing Base Amount (Line A multiplied by 40%/55% after Appraisal Condition satisfied):	$

C.	Implied Loan Amount (See Schedule II):	$

D.	Borrowing Base (Lesser of Line B and Line C):	$

E.	Aggregate Commitments:	$

	Less Swap Obligations secured by Collateral	$

F.	Available Loan Amount (Lesser of Line E and Line D):	$

G.	Total Outstandings:	$

H.	[Borrowing Availability][Borrowing Base Deficiency] (Line F minus Line G):	$

This report (this “Report”) is submitted pursuant to that certain Credit Agreement, dated as of April 20, 2011 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (“Borrower”), STAG Industrial, Inc., Maryland corporation (“Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.  Pursuant to the Security Documents, the Administrative Agent has been granted a security interest in all of the Collateral referred to in this Report and has a valid perfected first priority security interest in the Borrowing Base Properties.

The undersigned hereby certify, as of the date first written above, that (a) the amounts and calculations herein and in Schedule I and Schedule II accurately reflect the Borrowing Base, Available Loan Amount, and Total Outstandings and (b) no Default has occurred or is continuing.

BORROWER:

STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	STAG Industrial GP, LLC,
its General Partner

By:
Name:
Title:

PARENT:

STAG INDUSTRIAL, INC., a Maryland corporation

By:
Name:
Title:

SCHEDULE I

to Borrowing Base Report

Appraised Value of each Borrowing Base Property

SCHEDULE II

to Borrowing Base Report

Implied Loan Amount

EXHIBIT F

NEW YORK MORTGAGE